As filed with the Securities and Exchange Commission on November 5, 1996
                                                       REGISTRATION NO. 333-
                                                       =========================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                      ----------------------------------
                                   FORM SB-2
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                      ----------------------------------
                        TELETOUCH COMMUNICATIONS, INC.
                (Name of small business issuer in its charter)

         DELAWARE                             4812                       75-2556090
  (State or other jurisdiction       (Primary Standard Industrial     (I.R.S. Employer
of incorporation or organization)      Classification Code No.)     Identification Number)

        110 North College, Suite 200, Tyler, Texas 75702 (903) 595-8800 (Address and telephone number of registrant's principal executive offices)
                      ----------------------------------
                  Robert M. McMurrey, Chief Executive Officer
                        Teletouch Communications, Inc.
               1000 Louisiana, Suite 600, Houston, Texas  77002
                                (713) 951-0300
           (Name, address and telephone number of agent for service)

                                  Copies to:
                                  ----------
                         Ralph V. De Martino, Esquire
                     De Martino Finkelstein Rosen & Virga
                        1818 N Street, N.W., Suite 400
                          Washington, D.C. 20036-2492
                            Phone:   (202) 659-0494
                     -------------------------------------
  Approximate date of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
                                -
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [_]   _______________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
  Title of each Class of        Amount to be      Proposed Maximum           Proposed Maximum           Amount of
     Securities to be            Registered        Offering Price           Aggregate Offering       Registration Fee
       Registered                                     Per Unit                   Price
--------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001 par value   430,000 shares        $2.88/(1)/                 1,238,400                 $427.04
--------------------------------------------------------------------------------------------------------------------------
Warrants to Purchase
 Common Stock                        400,000            0.50/(2)/                   200,000                   68.97
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par
 value/(3)/                          400,000            2.88/(1)/                 1,152,000                  397.24
--------------------------------------------------------------------------------------------------------------------------
Registration Fee:                                                                                           $893.25
==========================================================================================================================
                                                                                          (cover continued on overleaf)

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c). The proposed offering price is based upon $2.88, which is the average of the high and low bid prices reported on NASDAQ on October 24, 1996.
(2)  Represents the exercise price of the Warrants.
(3) Represents shares of Common Stock underlying the Warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers any additional shares of Common Stock which may become issuable by reason of the antidilution provisions of such Warrants.

                     -------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                        TELETOUCH COMMUNICATIONS, INC.

                  430,000 Shares of Outstanding Common Stock
                   400,000 Warrants to purchase Common Stock and 400,000 shares of Common Stock issuable upon exercise of Warrants

     This Prospectus relates to the offer and sale by the holders thereof of 430,000 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock") issued by Teletouch Communications, Inc., a Delaware corporation (the "Company"), the offer and sale by Benchmark Equity Group, Inc. ("Benchmark") of 400,000 warrants to purchase Common Stock issued to Benchmark in August 1994 (the "Benchmark Warrant"), the resale of 400,000 shares of Common Stock by Benchmark following exercise of the Benchmark Warrant (the "Warrant Shares") and/or the issuance by the Company of up to 400,000 shares of Common Stock to a subsequent holder, if any, of the Benchmark Warrants upon exercise thereof by any such subsequent holder. The Shares, Benchmark Warrants and Warrant Shares are collectively referred to as the "Securities." Holders of the outstanding shares of Common Stock may be referred to hereinafter as "Selling Stockholders" and such holders together with the holders of the Benchmark Warrants and/or the shares of Common Stock issuable upon exercise of the Benchmark Warrants may be referred to hereinafter as "Selling Securityholders."

     On October 24, 1996, the closing sale price of the Company's Common Stock as reported by the NASDAQ SmallCap Market ("NASDAQ") on such date was $2.88.

     The Shares and Benchmark Warrants offered by this Prospectus may be sold from time to time by the Selling Securityholders. No underwriting arrangements have been entered into by the Selling Securityholders. The distribution of the Securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals at market prices prevailing at the time of sale at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with sales of such Securities.

     The Selling Securityholders and intermediaries through whom such securities are sold may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered and any profits realized or commission received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Company will receive the proceeds, if any, from the exercise of the Benchmark Warrants but will not receive any of the proceeds from the resale of the Benchmark Warrants or the sale of the Shares or Warrant Shares by Selling Securityholders. See "Use of Proceeds." Up to $25,000 of all costs incurred in the registration of the Shares offered hereby will be borne by certain of the Selling Stockholders; all costs in excess of $25,000 will be borne by the Company. See "Selling Securityholders."

     AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports, proxy statements and other information including annual and quarterly reports on Forms 10-KSB and 10-QSB (File No. 0-24992) (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission"). The Company filed with the Commission in Washington, D.C. a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act), with respect to the securities described herein. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information about the Company and the securities described herein, reference is made to the Registration Statement and to the exhibits filed therewith. The statements contained in this Prospectus with respect to the contents of any agreement or other document referred to herein are not necessarily complete and, in each instance, reference is made to a copy of such agreement or document as filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by reference to the provisions of the relevant documents. The Registration Statement, including the exhibits thereto, and the Company's 1934 Act Filings may be inspected at: (i) the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and (ii) the offices of the Commission located at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661, and the offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov.

     Securities of the Company are also listed on the Boston Stock Exchange. Reports and other information relating to the Company may be inspected at the Boston Stock Exchange, Listing Department, One Boston Place, Boston, Massachusetts 02108.

     The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any information which has been incorporated by reference herein (not including exhibits to the information incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be made to Teletouch Communications, Inc., 110 North College, Suite 200, Tyler, Texas 75702, Attention: Chief Financial Officer, (800) 943-0034.

--------------------------------------------------------------------------------


                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all share and per share amounts set forth hereinafter have been adjusted to reflect a 1:1 stock exchange which occurred in connection with the October 1994 merger of Teletouch Corporation, a Texas corporation, with and into the Company (as defined below). Each prospective investor is urged to read this Prospectus in its entirety.

                                  THE COMPANY

     Teletouch Communications, Inc. (the "Company" or "Teletouch") or one of its several predecessors, has operated paging, two-way mobile communications services and telemessaging services in its home market of east Texas for over 30 years. The Company provides regional paging in east and central Texas. Upon the completion of its initial public offering ("IPO") in December 1994, the Company acquired Beepers Plus of Jackson, Beepers Plus of Nashville, Inc. and Beepers Plus of Memphis, Inc. (collectively, "Beepers Plus") and Waco Communications, Inc. ("WCI" or the "Waco System"). On August 3, 1995 the Company acquired substantially all of the assets and certain liabilities of Dial-A-Page, Inc. ("Dial" or the "Dial System"). The Beepers Plus acquisition enables the Company to provide regional paging coverage in the Tennessee markets of Memphis and Nashville and in Jackson, Mississippi. The Dial Acquisition enables the Company to provide paging coverage in several states including Arkansas, Louisiana, Mississippi, Missouri, Alabama, Texas and Florida. Subsequent to the close of the Company's fiscal year on May 31, 1996, the Company purchased the outstanding common stock of two paging companies and substantially all the assets of three additional paging companies. These acquisitions expanded the Company's coverage in Louisiana, Oklahoma and Texas. The Company has experienced significant growth both internally and through its acquisitions since December 1994. Pagers in service have increased from 8,500 at May 31, 1994 to approximately 275,000 at present.

                                 THE OFFERING

COMMON STOCK OFFERED BY THE
   SELLING STOCKHOLDERS..................  430,000 Shares

BENCHMARK WARRANTS.......................  400,000  Benchmark Warrants

WARRANT SHARES ISSUABLE UPON
 EXERCISE OF BENCHMARK WARRANTS..........  400,000 Warrant Shares

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMMON STOCK OUTSTANDING:

  BEFORE THE OFFERING        6,347,416 shares(1)

  AFTER THE OFFERING         6,347,416 shares(1)

  RISK FACTORS               An investment in the Securities offered
                             hereby is highly speculative and involves
                             substantial risks including financial
                             condition and leverage, possible need for
                             additional capital, competition,
                             technological change, potential difficulties
                             in implementing acquisition strategy,
                             dependence on management and government
                             regulation.  See "Risk Factors."

USE OF PROCEEDS              The Shares subject hereto have been
                             previously issued to and are being offered
                             for sale by the Selling Stockholders.
                             Consequently, the Company will not receive
                             any of the proceeds from the offer and sale
                             of such shares by Selling Stockholders.  The
                             Benchmark Warrants have been previously
                             issued to and are being offered for sale by
                             Benchmark.  The Company will receive the
                             proceeds, if any, from the exercise of the
                             Benchmark Warrants which will be used for
                             working capital purposes.  See "Use of
                             Proceeds."

STOCK SYMBOLS:

  NASDAQ SMALLCAP MARKET     TELL
  BOSTON STOCK EXCHANGE      TEL

(1) Assumes no issuance of shares underlying outstanding options and warrants, including (i) an aggregate of 320,000 shares underlying outstanding options pursuant to the Company's stock option plan; (ii) 3,991,260 shares underlying warrants issued to the Continental Illinois Venture Corporation ("CIVC") and certain other parties both related to and unrelated to CIVC (collectively, the "CIVC Investors") in August 1995; (iii) 575,000 shares underlying warrants (including Benchmark Warrants) issued to certain consultants; (iv) 400,000 shares underlying warrants issued or issuable to the underwriters of the Company's initial public offering; (v) 2,300,000 shares underlying warrants sold to the public in the Company's initial public offering; (vi) approximately 4,300,000 shares issuable upon conversion of the Series A Preferred Stock and (vi) up to 3,703,134 shares issuable upon conversion of the Series B Preferred Stock. See "Description of Securities."
--------------------------------------------------------------------------------

                                 RISK FACTORS

     The purchase of the Securities offered hereby involves a high degree of risk. Prospective purchasers should carefully consider the following risk factors, as well as other matters set forth elsewhere in this Prospectus, before deciding whether to invest in the Securities.

NET LOSS; FINANCIAL CONDITION AND LEVERAGE; POSSIBLE NEED FOR ADDITIONAL CAPITAL

     The Company incurred a net loss of $4,820,000 in fiscal 1996, and $5,969,000 in the quarter ended August 31, 1996 largely due to increased depreciation, amortization, interest expense associated with the acquisitions and the early retirement of debt. These losses have resulted in the Company having an accumulated deficit of $12,276,000 at August 31, 1996. The Company expects losses to continue for the foreseeable future due to depreciation, amortization and interest expense.

     The Company had stockholders' equity of $12,595,000 and a negative net tangible book value of $52,445,000 at August 31, 1996. Largely as a consequence of the incurrence of the Credit Facility (as defined hereafter), the Company also had long-term indebtedness of $76,681,000 at such date. Consequently, the Company is significantly leveraged. The Company anticipates, however, that internally generated funds together with funds available under its line of credit will be sufficient to fund the cash requirements (including debt service) of the Company for the next 12 months. However, in the event that cash generated from operations is less than anticipated or operating or other costs are more than anticipated, the Company may require additional capital to meet its cash requirements; there can be no assurance such capital will be available, or if available, that it will be obtainable on terms favorable to the Company. The Company's business strategy contemplates that the Company continue to consider expansion of its operations through the acquisition of complementary paging companies. The Company may be required to raise substantial additional capital in order to effect any such acquisitions and/or to issue equity or convertible securities. There can be no assurance that any such financing would be available on acceptable terms or that the issuance of securities in that connection would not be highly dilutive to existing stockholders. See "Risk Factors - Potential Difficulty in Implementing Acquisition Strategy" and "Management's Discussion and Analysis."

RESTRICTIONS IMPOSED BY DEBT FINANCING

     In connection with the Beepers Plus Acquisition (as defined hereafter) FINOVA Capital Corporation (formerly Greyhound Financial Corp.) provided the Company with a $19,500,000 (subsequently increased to $55,000,000 in connection with the Dial acquisition) term loan (the "FINOVA Loan"). The terms of such debt financing subjected the Company to a variety of affirmative and negative covenants. In July 1996, the Company entered into a new credit facility with a group of lenders led by Chase Manhattan Bank which provides for new loans in an amount not to exceed $95,000,000 (the "Credit Facility"). Funding from the Credit Facility was used to repay the FINOVA loan in July 1996 along with a $1 million prepayment penalty.

The terms of the Credit Facility require the maintenance of certain specified financial and operating covenants, provide for restrictions on capital expenditures and future acquisitions, prohibit any payments on the Junior Subordinates notes or the payment of dividends. The Credit Facility also restricts transactions between the Company and affiliates and prohibits "changes in control" of the Company. "Changes in control" is deemed to include the failure of Mr. McMurrey, the Chairman and Chief Executive Officer, or Mr. Higginbotham, the President and Chief Operating Officer, to devote substantially all of their business time and efforts to the management of the Company (unless replaced within 120 days by an individual reasonably acceptable to the lender) or reduction of the aggregate percentage of the Company's outstanding voting stock held by Messrs. McMurrey, Higginbotham and CIVC Investors (as defined hereafter) below 50.1%.

     In the event that the Company is unable to comply with such covenants or ratios, the Company's senior lender would have the right to declare the debt financing to be in default and to enforce its security interest in all of the Company's assets. The Company anticipates, however, that internally generated funds will be sufficient to enable the Company to comply with the financial covenants imposed by the Credit Facility during the next 12 months. However, in the event that cash generated from operations is less than anticipated or operating or other costs are more than anticipated, the Company may require additional capital to maintain compliance with its financial covenants; there can be no assurance such capital will be available, or if available, that it will be obtainable on terms favorable to the Company. See "Management's Discussion and Analysis."

COMPETITION

     The Company faces considerable competition in all of its businesses. Many of the Company's competitors, which include regional and national paging and telecommunications companies, possess significantly greater financial, technical and other resources than the Company. There can be no assurance that additional competitors will not enter markets served by the Company or that existing competitors will not expand their businesses. In addition, competitive pressures prevalent in the paging industry have contributed to industry-wide trends of declining average monthly revenue per pager and declining pager equipment sales prices and margins. See "Management's Discussion and Analysis" and "Business-- Competition."

TECHNOLOGICAL CHANGE

     A variety of wireless two-way communication technologies, such as cellular telephones, currently are in use or under development. Although such technologies currently are higher priced than paging service or not yet commercially available, technological improvements could result in increased capacity and efficiency for wireless two-way communication and, accordingly, could result in increased competition for the Company. A significant reduction in cellular telephone usage charges could have a material adverse affect on paging service providers such as the Company. In addition, future technological advances in the telecommunications industry may result in alternative services or products that could compete with the paging services currently provided by the Company. Technological change also may affect the value of the pagers owned by the Company and leased to its subscribers. If the Company's subscribers requested more technologically advanced pagers, the Company could incur additional capital expenditures if it were required to replace the pagers leased to its subscribers within a short period of time. There can be no assurance that the Company would not be adversely affected in the event of such technological changes. See "Business-- Competition."

SUBSCRIBER TURNOVER

     The results of operations of paging service providers such as the Company are significantly affected by subscriber cancellations. In order to realize net growth, disconnected users must be replaced and new users must be added. However, the sales and marketing costs associated with attracting new subscribers can be substantial relative to the costs of providing service to existing customers. An increase in its subscriber cancellation rate may adversely affect the Company's results of operations and cash flows. See "Management's Discussion and Analysis."

POTENTIAL FOR CHANGE IN REGULATORY ENVIRONMENT; LIMITATION ON FOREIGN OWNERSHIP

     Many aspects of the mobile communications industry in which the Company operates, including the obtaining of new licenses and the transfer of existing licenses and other operating authorities, are subject to regulation by the Federal Communications Commission ("FCC") and, in certain instances, by state regulatory authorities. The FCC has allocated additional radio spectrum that is being used by competitors to provide new forms of two-way paging services as well as traditional one-way paging. In addition, several states (including Arkansas and Louisiana) within which the Company currently operates have recently petitioned the FCC for permission to re-regulate the provision of paging services within their borders. There can be no assurance that the FCC or the various states will not, at any time, adopt new regulations, allocate additional radio spectrum for competing businesses or take other actions that would have a direct or indirect adverse effect on the business of the Company. See "Business--Competition" and "Business--Regulation."

     Effective February 8, 1996, the FCC imposed a freeze on the filing of all applications for paging channels, for an indefinite period of time. Contemporaneously, the FCC issued a notice of expedited rulemaking to decide interim processing rules during the freeze and a notice of proposed rulemaking contemplating a change in the manner in which the licensing of paging frequencies is effected. The FCC proposes to utilize market area licensing, i.e., to auction off paging channels based on Rand-McNally Major Trading Areas ("MTAs") which can be quite large, for instance as large or larger than an entire state. Market area licensing, if adopted as proposed, could potentially represent a risk to all existing paging operators. Under this proposal, paging operators, such as the Company, may continue operations in existing areas as long as they satisfy the terms of the FCC licenses and regulations. However, to the extent that a paging operator such as the Company fails to successfully bid for its MTAs, then its system may suffer degradation. Specifically, in the event that the operator loses a transmitter site or a transmitter site is not operational for ninety (90) or more continuous days, the operator may lose the authority to operate that portion of its system, and the area will automatically revert to the auction winner. Such a licensing system, if adopted as proposed, may also impair the ability of an existing operator that is not an auction winner in the subject MTA(s), in that such operator may not be able to improve existing transmission services or add transmitters in its existing geographic service area. Conversely, if an existing operator is the winning bidder in the MTA in which it operates, while this would involve additional cost, it could have a positive effect by eliminating the threat of competitive filings with the FCC for the same frequency spectrum.

     The Communications Act of 1934, as amended (the "Communications Act"), also limits foreign ownership of entities that hold certain licenses from the FCC. Because the Company holds such licenses from the FCC, no more than 20% of the Company's stock can be owned or voted by foreign nationals or their representatives, a foreign government or its representative, or a foreign corporation. The Company believes that, as of the date of this Prospectus, none of the Company's outstanding shares are owned or are voted by foreign persons. The Company's Certificate of Incorporation permits the redemption of shares of the Company's capital stock from stockholders where necessary to protect the Company's regulatory licenses. In the event that the Company seeks to redeem any of its shares in such a circumstance, the Company could be delayed or precluded from doing so by the need to obtain the consent of a lender (as required by the Debt Financing) or because of state corporate law restrictions on the redemption of shares when a corporation's capital is impaired. The failure to promptly redeem such shares could jeopardize the Company's FCC licenses. See "Business-- Regulation" and "Description of Securities."

POTENTIAL DIFFICULTIES IN IMPLEMENTING ACQUISITION STRATEGY

     No Assurance That Additional Acquisitions Will Be Consummated. A principal component of the Company's business strategy has been to acquire complimentary paging companies. As of the date of this Prospectus, the Company has purchased the common stock of two paging companies and substantially all of the paging assets of three additional paging companies (the "Fiscal Year 1997 Acquisitions"). However, there can be no assurance that the Company will be able to identify and acquire businesses that will prove to be profitable for the Company. If no additional acquisitions are consummated the Company's future growth would be limited to that which could be achieved through internal growth. See "Management's Discussion and Analysis," and "Business--Business Strategy."

     No Assurance That Future Acquisition-Related Financing Will Be Obtained. It is likely that any future acquisitions would require financing through the issuance by the Company of equity or debt securities or through secured borrowing arrangements. In connection with its continual evaluation of potential acquisition candidates, the Company continually engages in discussions with potential sources of financing for such acquisitions. In July 1996, the Company entered into an agreement with a group of lenders to provide new loans in amounts up to $95 million ("Credit Facility"). As of October 31, 1996, $66.8 million of the Credit Facility had been funded and $28.2 million is available for future funding. However, there can be no assurance that the Company would be able to obtain the consent of its lenders to any future acquisitions and related financing or that the existence of the first priority security interest securing the Credit Facility would not make it more difficult for the Company to obtain such financing. See "Management's Discussion and Analysis."

     Additional Dilution and Restrictive Covenants May Be Associated With Future Acquisitions. To the extent that the Company issues equity or convertible debt securities in connection with future acquisitions, the equity interest of its then current stockholders could be significantly diluted. The Credit Facility contains various restrictive covenants, including prohibitions on the incurrence of additional indebtedness and payment of dividends or other distributions to stockholders. If the Company obtains additional debt financing in connection with any future acquisitions, the Company may thereby become subject to additional restrictive covenants as well as become more leveraged. See "Management's Discussion and Analysis."

     FCC Regulation of Acquisitions. The Communications Act requires prior approval from the FCC for the assignment of any radio license or the transfer of control of any entity holding such license in connection with an acquisition of a paging company. See "Business--Regulation."

     Unforeseen Difficulties May Arise or Contingent Liabilities May Be Associated With Acquisitions. The process of integrating acquired businesses into the Company's operations may result in unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's resources. In connection with acquisitions, the Company could become subject to significant contingent liabilities arising from the activities of the acquired businesses to the extent the Company assumes, or an acquired entity becomes liable for, unknown or contingent liabilities or in the event that such liabilities are imposed on the Company under theories of successor liability.

ACQUISITIONS CAN BE CONSUMMATED WITHOUT PRIOR STOCKHOLDER REVIEW OR APPROVAL

     Generally speaking, under current laws applicable to the Company and under current NASDAQ rules, the Company will be able to execute and consummate acquisitions of other businesses without prior stockholder review of financial statements or other information concerning the business to be acquired. Moreover, stockholders of the Company typically will not have the opportunity to vote upon acquisitions proposed to be consummated by the Company.

ABSENCE OF DIVIDENDS ON COMMON STOCK

     The Company has not paid and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future, but instead intends to retain all working capital and earnings, if any, for use in the Company's business operations and in the expansion of its business. In addition, the payment of dividends on the Common Stock is prohibited by the terms of the Credit Facility. See "Dividend Policy."

RELIANCE ON KEY MANAGEMENT PERSONNEL

     The Company's future success is dependent upon the continued employment of its senior management. The Company relies upon the services of Robert McMurrey as Chief Executive Officer and of G. David Higginbotham as President. Messrs. McMurrey and Higginbotham have entered into employment agreements with the Company for terms expiring in August 1998. Both agreements include provisions restricting the ability of the respective officers to compete with the Company during any period in which salary or severance payments are payable thereunder and for one year thereafter. Given the importance of its senior management, the Company maintains $1,000,000 of key person life insurance on the life of each of Mr. McMurrey and Mr. Higginbotham and has agreed to keep in effect at least $500,000 of such insurance at least through December 29, 1997. See "Management" and "Executive Compensation--Employment Agreements." The Credit Facility prohibits "changes in control" of the Company, which are defined to exist if either Mr. McMurrey or Mr. Higginbotham cease to devote substantially all of their business time and efforts to the management of the Company (unless replaced within 120 days by an individual reasonably acceptable to the lender) or if Messrs. McMurrey and Higginbotham together with CIVC cease to own and control in the aggregate at least 50.1% of the capital stock of the Company.

UNREGISTERED PROPRIETARY RIGHTS--TRADEMARKS AND TRADENAMES

     The Company uses several unregistered trademarks and tradenames in its business, including Teletouch, a tradename the Company has used for ten years. The Company has applied for Federal registration of the Teletouch trademark. There can be no assurance that any such applications would be approved and/or that the right to the use of such trademarks outside of their respective current area of usage will not be claimed by others.

SHARES ELIGIBLE FOR FUTURE SALE

     As of the date hereof, 6,347,416 shares of Common Stock are outstanding of which 3,822,191 (including the 430,000 Shares which are the subject of this Prospectus) are deemed to be "restricted securities" as that term is defined in Rule 144, promulgated under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act, as entitled to sell within any three-month period a number of restricted shares beneficially owned for at least two years if that number does not exceed the greater of (i) one percent of the then outstanding Common Stock (63,474 shares as of the date hereof) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not an affiliate and who has beneficially owned such shares for at least three years is entitled to sell such shares without regard to the volume or other resale requirements. As of the date hereof, 2,300,000 restricted shares of

Common Stock are available for sale pursuant to Rule 144. No predictions can be made as to the effect, if any, that sales of the Common Stock or the availability of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, the foregoing could adversely affect prevailing market prices.

     Prior to the Company's December 1994 initial public offering (the "IPO"), there was no public market for the Common Stock or other securities of the Company. Sales of substantial amounts of shares of Common Stock, pursuant to Rule 144 or otherwise, could adversely affect the market price of the Common Stock and may make it more difficult for the Company to sell equity securities in the future at a time and price that it deems appropriate.

FUTURE ISSUANCES OF STOCK BY THE COMPANY; POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BY-LAWS

     As of the date hereof, the Company has 25,000,000 shares of Common Stock authorized, of which 6,347,416 shares of Common Stock are issued and outstanding, and an additional 15,660,394 shares have been reserved for specific purposes. The Company also has 5,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock") authorized, of which 15,000 shares have been designated and issued as Series A 14% Cumulative Preferred Stock ("Series A Preferred") and Series B Preferred Stock ("Series B Preferred"), of which 617,189 shares have been designated and 130,930 shares have been issued. The balance of the Company's authorized shares of Common Stock and the Preferred Stock are not reserved for any purpose and may be issued without any action or approval by the Company's stockholders. Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority to issue such shares of Preferred Stock without further action by the stockholders in one or more series having such preferences, rights and other provisions as the Board of Directors may designate in providing for the issuance of such series. Accordingly, the Board of Directors may, without shareholder approval, issue shares of Preferred Stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. Although there are no present plans, agreements or undertakings with respect to the Company's issuance of any shares of such stock, or related convertible securities, other than as disclosed in this Prospectus, the issuance of any of such securities by the Company, including the issuance of the Common or Preferred Stock, could have anti-takeover effects insofar as they could be used as a method of discouraging, delaying or preventing a change in control of the Company. Such issuances could also dilute the public ownership of the Company. Given that the Company is authorized to issue more stock, there can be no assurance that the Company will not do so. In addition, a stockholder's pro rata ownership interest in the Company may be reduced to the extent of the exercise of other outstanding warrants and options. See "Capitalization" and "Description of Securities."

     The Company's Certificate of Incorporation and By-Laws also contain other provisions which may discourage certain transactions which involve an actual or threatened change in control of the Company. These provisions include a "classified" or "staggered" board of directors. See "Management" and "Description of Securities." As permitted by the Delaware

General Corporation Law, the Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, except under certain circumstances including a breach of the director's duty of loyalty to the Company or its stockholders or any transaction from which the director derived an improper personal benefit. See "Management-- Indemnification of Directors and Officers."

     The Company has expressly not opted out of, and is therefore subject to,
Section 203 of the Delaware General Corporation Law regulating "business combinations" between Delaware corporations and "interested stockholders" (defined generally as persons who have acquired 15% of a corporation's stock). Under this provision, a corporation subject to Section 203 may not engage in any business combination with any interested stockholder for a period of three years from the date such person became an interested stockholder unless certain conditions are satisfied. This provision may also have the effect of delaying or preventing a change in control of the Company. See "Description of Securities."

NO ASSURANCE OF CONTINUED PUBLIC MARKET OR NASDAQ LISTING; PENNY STOCK
REGULATIONS

     There has been a public market for the Company's Common Stock only since December 1994, and there can be no assurance that a regular trading market for the Common Stock will be sustained. If for any reason the Common Stock is not eligible for continued listing or a public trading market does not develop, purchasers of the Shares may have difficulty selling their Shares should they desire to do so.

     The Company's Common Stock is listed on each of NASDAQ and the Boston Stock Exchange ("BSE"). Under the rules of the National Association of Securities Dealers, Inc. ("NASD"), in order to qualify for continued listing, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. The BSE has similar listing and maintenance requirements, although its numerical thresholds are generally lower than NASDAQ's. There can be no assurance, however, that the Company will be able to satisfy the requirements for continued quotation on NASDAQ and the BSE. If the Common Stock is not listed on NASDAQ or the BSE, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Shares.

     In addition, if the Common Stock was not listed on NASDAQ and the BSE, it would become subject to the Commission's "penny stock" rules. These regulations define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, including securities listed on NASDAQ or the BSE. For any transaction involving a penny stock, unless exempt, these rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered underwriter, current quotations for the securities, information on the limited market in penny stocks and, if the broker-dealer is the sole marketmaker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

In addition, the broker-dealer must obtain a written acknowledgment from the customer that such disclosure information was provided and must retain such acknowledgment for at least three years. Monthly statements must be sent disclosing current price information for the penny stock held in the account. The penny stock rules also require that broker-dealers engaging in a transaction in a penny stock make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the purchase.

     These rules may materially and adversely affect the liquidity for the market of the Company's securities by restricting the ability of broker-dealers to sell the Company's securities and the ability of holders of such securities to obtain accurate price quotations. Such rules may therefore impede the ability of subsequent holders (including, specifically, the purchasers in this Offering) of the Common Stock to sell such securities in the secondary market.

DILUTIVE IMPACT OF OUTSTANDING OPTIONS AND WARRANTS

     In connection with the IPO, (i) the Company sold to the public 2,300,000 Common Stock Purchase Warrants, exercisable at $4.50 per warrant, and (ii) sold to the IPO underwriters, for nominal consideration, warrants to purchase up to an aggregate of 200,000 shares of Common Stock at a price of $5.60 per share and warrants to purchase, at a price of $.10 per warrant, 200,000 additional warrants, each of which bears the right to purchase a share of Common Stock at a price of $6.30 per share. The IPO underwriters' warrants will be exercisable through December 31, 1999. Also outstanding are (a) warrants to purchase 400,000, 75,000 and 100,000 shares of Common Stock, at exercise prices of $.50 per share, $6.00 per share and $5.04 per share, respectively, issued to certain consultants; (b) an aggregate of 320,000 options granted pursuant to the Company's stock option plan, at exercise prices ranging from $2.88 to $4.50 per share; (c) warrants to purchase 3,991,260 shares of Common Stock at an exercise price of $.01 per share, issued to the CIVC investors in August 1995; (d) approximately 4,300,000 shares issuable upon conversion of the Series A Preferred Stock and (e) up to 3,703,134 shares issuable upon conversion of the Series B Preferred Stock. The holders of such options and warrants have the opportunity to profit from a rise in the market price of the Common Stock, if any, without assuming the risk of ownership, with a resulting dilution in the interest of other shareholders. The Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while such options and warrants are outstanding. At any time at which the holders thereof might be expected to exercise them, the Company would probably be able to obtain additional capital on terms more favorable than those provided by such options and warrants. The holders of such options and warrants have the right to require registration under the Securities Act of the shares of Common Stock that are issuable upon exercise of the such options and warrants and have certain "piggy-back" registration rights. The cost to the Company of effecting any such registration may be substantial. Furthermore, the IPO underwriters may be precluded in accordance with the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), from engaging in market making activities for up to nine days prior to and during the period in which it is engaged in the exercise of or sale of their warrants.

CURRENT PROSPECTUS REQUIREMENT; BLUE SKY RESTRICTIONS ON EXERCISE OF WARRANTS

     The holder or holders of the Benchmark Warrants will have the right to sell or exercise such warrants only if a current prospectus relating to such securities and/or the shares underlying such securities is then in effect and only if such securities are qualified for sale or exempt under applicable state securities or "blue sky" laws of the states in which the holder or holders of such warrants reside. There can be no assurance that the Company will be able to keep this Prospectus or any prospectus covering any such securities current, although the Company will use its best efforts to do so. Also, certain exemptions in the blue sky laws of certain states may permit the holders of such warrants to transfer the warrants or holders thereof may move to states in which the shares underlying such warrants are not registered or qualified during the period such warrants are exercisable. The Company may decide not to seek or may be unable to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate holders of the Benchmark Warrants reside. In such event, the warrants may expire and have no value if the Benchmark Warrants cannot be exercised.


                                  THE COMPANY

     The Company was formed in July 1994 as the wholly-owned subsidiary of Teletouch Corporation ("Teletouch-Texas"). Teletouch-Texas, or one of its several predecessors, has operated paging, two-way mobile communications services and telemessaging services in east Texas for over 30 years. Prior to the Company's initial public offering in December 1994 (the "IPO"), Teletouch-Texas was merged with and into the Company in order to reincorporate in the State of Delaware. Unless otherwise indicated, references herein to the Company or Teletouch include Teletouch-Texas and the Company's various predecessors.

     The Company's principal predecessor was Southern Communications, Inc. ("Southern"), which was founded in 1967 to provide FCC-licensed paging and mobile telephone services. In 1977 the founder of Southern formed G.E.T. Corporation, which then acquired Southern, Commercial Communications, Inc., a two-way mobile radio services provider founded in 1963, and Answering Services of Tyler, Inc., an answering service business begun in 1953. In 1981 G.E.T. Corporation acquired the assets of East Texas Communications, Inc., a provider of paging, two-way mobile radio and mobile telephone services based in Longview, Texas. In 1984 80% of the stock of G.E.T. Corporation was acquired by Rainbow Resources, Inc. ("Rainbow Resources") (a corporation wholly-owned by Robert McMurrey, the Chairman and Chief Executive Officer of the Company). At the time of the acquisition by Rainbow Resources, David Higginbotham (the President of the Company) held 20% of the outstanding shares of G.E.T. Corporation. After the 1984 transaction with Rainbow Resources, G.E.T. Corporation changed its name to Teletouch Corporation. Upon the completion of the IPO, it acquired Beepers Plus of Jackson, Beepers Plus of Nashville, Inc. and Beepers Plus of Memphis, Inc. (collectively, "Beepers Plus") and Waco Communications, Inc. ("WCI" or the "Waco System"). On August 3, 1995 the Company acquired substantially all of the assets and certain liabilities (the "Dial System") of Dial-A-Page, Inc. ("Dial"). Subsequent to the end of the 1996 fiscal year, the Company purchased the outstanding common stock of two paging companies and substantially all of the paging assets of three additional paging companies which have increased the Company's regional coverage in Oklahoma, Texas and Louisiana. See "Business."

                                USE OF PROCEEDS

     The Shares and Benchmark Warrants subject hereto have been previously issued to and are being offered for sale by the Selling Securityholders. The Company will receive the proceeds, if any, from the exercise of the Benchmark Warrants but will not receive any of the proceeds from the resale of the Benchmark Warrants or the sale of the Shares or Warrant Shares by Selling Securityholders. Proceeds from the exercise of the Benchmark Warrants will be used for working capital purposes.


                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of August 31, 1996 (in thousands).

Long-term obligations:
     Long-term debt                                                                     $ 76,681
                                                                                        --------
Total long-term obligations                                                               76,681
Stockholders' equity:
     Preferred Stock, $0.001 par value; 5,000,000 shares authorized;
              15,000 shares of Series A Cumulative Preferred outstanding                   - 0 -
              130,930 shares of Series B Preferred outstanding                             - 0 -

      Common Stock, $0.001 par value; 25,000,000
         shares authorized, 6,347,416 shares outstanding                                       6

     Additional paid-in capital                                                           24,865
     Accumulated deficit                                                                 (12,276)
                                                                                        --------
     Total stockholders' equity                                                           12,595
                                                                                        --------
Total capitalization                                                                    $ 89,276
                                                                                        ========

     The sale of shares offered by this Prospectus will not have a material effect on the capitalization of the Company.

                                DIVIDEND POLICY

     The Company has never paid and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. As of September 30, 1996, the Company has outstanding $15,000,000 in initial liquidation value of Series A Preferred Stock. Dividends on the Series A Preferred Stock accrue at 14% per annum. Such dividends may be paid in kind by the issuance of additional securities. Cash payment of any dividends on the Company's Common Stock or Preferred Stock, and the redemption of the Preferred Stock, are prohibited under the terms of the Credit Facility. See "Management's Discussion and Analysis." The Company intends to retain all earnings for use in the Company's business operations and in the expansion of its business.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS

     This discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto of Teletouch Communications, Inc., included elsewhere in this Prospectus.

     Certain statements contained herein are not based on historical facts, but are forward- looking statements that are based on numerous assumptions about future conditions that could not prove to be accurate. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. The Company's ability to consummate such transactions and achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the existence of demand for and acceptance of the Company's products and services, regulatory approvals and developments, economic conditions, the impact of competition and pricing, results of financing efforts and other factors affecting the Company's business that are beyond the Company's control. The Company undertakes no obligation and does not intend to update, revise or otherwise publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances.

     The Company is a leading provider of wireless messaging services, primarily paging services, in non-major metropolitan areas and communities in the southeast United States. As of August 31, 1996 the Company had approximately 275,000 pagers in service. The Company derives the majority of its revenues from fixed periodic fees, not dependent on usage, charged to subscribers for paging services. As long as a subscriber remains on service, operating results benefit from the recurring payments of the fixed periodic fees without incurring additional selling expenses or other fixed costs. Due to the growth from the completion of the acquisitions discussed below, the Company's results of operations for prior periods may not be indicative of future performance.

ACQUISITIONS

     In August 1995, the Company purchased substantially all of the non-cash assets and assumed selected liabilities of Dial-A-Page, Inc. ("Dial") for a purchase price of approximately $49.4 million (the "Dial Acquisition"). Of the total purchase price, for financial reporting purposes, approximately $14.2 million was allocated to property, plant and equipment, $0.5 million to accounts receivable, $15.5 million to FCC licenses, $13.8 million to subscriber bases, $0.1 million to non-compete, $1.2 million to current liabilities, and $0.1 million to other current assets, with the remaining amount allocated to goodwill. To complete the Dial Acquisition, and to provide additional working capital, the Company completed the private placement of $25 million of debt and equity securities with Continental Illinois Venture Corporation ("CIVC") and certain other parties both related and unrelated to CIVC (together with CIVC, the "CIVC Investors"), and $35 million in additional senior financing from its' existing senior lender, FINOVA Capital Corporation (the "FINOVA Loan"). In July 1996, the FINOVA Loan was repaid with proceeds from the Credit Facility.

     During the first quarter of fiscal year 1997, the Company completed the acquisition of all of the stock of Russell's Communication, Inc., d.b.a. LaPageCo ("LaPageCo") and AACS Communications, Inc. ("AACS") for cash consideration of approximately $2.3 million and $1.9 million, respectively. In addition, the Company acquired substantially all of the assets of Warren Communications, Inc. ("Warren"), for cash consideration of approximately $5.1 million and Dave Fant Company, d.b.a. Oklahoma Radio Systems ("ORS") for cash consideration of approximately $2.1 million. The consideration paid for these acquisitions was obtained from available capacity under the Credit Facility.

     Each of these acquisitions have been accounted for using the purchase method of accounting. Of the total purchase price for these acquisitions, for financial reporting purposes, the preliminary allocation will be approximately $0.9 million to property, plant and equipment, $0.2 million to accounts receivable, $0.2 million to inventory and other assets, $4.0 to FCC licenses, $3.6 million to subscriber bases, $0.4 million to non-compete, with the remaining amount allocated to goodwill.

FINANCIAL CONDITION

     The primary sources of capital for the Company prior to the IPO in December 1994 were cash flow from operations and vendor financing. Subsequent to the IPO, the Company has been able to raise financing from several sources as a means to fund the Completed Acquisitions and working capital needs. In addition to the financing proceeds, cash provided by operations increased to $3.3 million in fiscal year 1996 from $0.3 million and $0.4 million in fiscal years 1995 and 1994, respectively. The increase in cash provided from operations is primarily due to the cash flow provided from the Completed Acquisitions. However, the Company needed to utilize additional funds available from the Credit Facility to fund the Fiscal Year 1997 Acquisitions.

     In August 1995, in order to complete the Dial Acquisition, and to provide additional working capital, the Company completed the private placement of $25 million of debt and equity securities with the CIVC Investors, and $35 million in additional senior financing from its' existing senior lender, FINOVA. The Company incurred financing costs and professional fees incident to the Dial Acquisition, and the related financings, of approximately $5.5 million. The CIVC Investors purchased 15,000 shares, with an initial liquidation value of $15 million, of the Series A Preferred Stock and $10 million of the Subordinated Notes due in fiscal year 2003. Dividends on the Series A Preferred Stock accrue at the rate of 14% per annum. Each share of Series A Preferred will become convertible into common stock based on a stated formula after August 3, 2003. The CIVC Investors also received warrants, exercisable at a nominal price, to purchase 5,065,951 shares of Teletouch common stock and 617,189 shares of Series B Preferred Stock. Each share of Series B Preferred Stock will become convertible into six shares of Common Stock after two years or earlier upon the occurrence of an event of default as specified by the purchase agreement. CIVC will have the right, after two years, to require that its securities be registered for public sale.

     During fiscal year 1996, the holders exercised an aggregate of 1,074,691 Common Stock Purchase Warrants and 130,930 Series B Preferred Stock Purchase Warrants. The Series A Preferred Stock and the Series B Preferred Stock are non-voting except as to the merger or consolidation with another entity or entities, or the sale of substantially all of the assets of the Company.

     During fiscal year 1995, the Company entered into an agreement with FINOVA that provided for borrowings of $19.95 million. In August 1995, in conjunction with the Dial Acquisition, the Company modified the terms and extended the existing agreement with FINOVA to provide for total borrowings of $55 million (the "FINOVA Loan"). The FINOVA Loan bore interest, at the Company's designation, at a floating rate of either the prime rate plus 2% or the London Interbank Offering Rate ("LIBOR") plus 4% and was secured by substantially all of the assets of the Company and its subsidiaries. At May 31, 1996 the weighted average interest rate payable on the FINOVA Loans was 9.315%. In conjunction with the FINOVA Loan, the Company entered into an interest rate protection agreement which protected the Company on a portion of the debt against future LIBOR rate increases above 8.875% to 7.625% over the term of the loan. Although the FINOVA Loan required principal repayments beginning in April 1997, all of the notes payable have been classified as long-term at May 31, 1996 as the Company repaid the FINOVA Loan in July 1996 with the proceeds from a new long-term financing arrangement.

     In July 1996, the Company entered into an agreement with a group of lenders, led by Chase Manhattan Bank, to provide new loans in an amount not to exceed $95 million (the "Credit Facility"). As of August 31, 1996, $66.8 million of the Credit Facility had been funded and $28.2 million is available for future funding. The funding from the Credit Facility was used to repay notes payable to FINOVA Capital Corporation (the "FINOVA Loan"), and to provide the financing necessary to complete the Fiscal Year 1997 Acquisitions. As a result of the repayment of the FINOVA Loan, the Company was required to pay a $1 million prepayment penalty to FINOVA. The prepayment penalty and the unamortized deferred loan costs associated with the FINOVA Loan of approximately $2.6 million have been recorded as an extraordinary expense. Direct costs incurred in connection with obtaining the Credit Facility of approximately $2.9 million have been deferred and are being amortized, using the effective interest rate method, over the term of the loan.

     The Credit Facility bears interest, at the Company's designation, at a floating rate of either the prime rate plus 1% to 2% or LIBOR plus 2% to 3% depending on the leverage ratio of the Company and is secured by substantially all of the assets of the Company and its subsidiaries. Borrowings under the Credit Facility require that the principal be repaid in escalating quarterly installments beginning in February 1998 and ending in fiscal year 2004. The terms require that the Company obtain an interest rate protection agreement, within one hundred and twenty days of closing, to protect at least 50% of the commitments against fluctuations in the three-month LIBOR rate for a period of at least three years. In addition, the terms require the maintenance of certain specified financial and operating covenants, provide for restrictions on capital expenditures and future acquisitions, prohibit any payments on the Junior Subordinated Notes or the payment of dividends. The Company believes that the availability under the Credit Facility, and cash flow from operations, will be sufficient to fund working capital needs for the next twelve months.

     As a consequence of the Completed Acquisitions and the Fiscal Year 1997 Acquisitions, and related financing, most of the Company's balance sheet items at August 31, 1996 and May 31, 1996 have significantly increased from their respective levels at May 31, 1995. As of August 31, 1996 and May 31, 1996, the Company's cash balance was $2.7 million and $1.0 million, respectively, as compared to $0.7 million at May 31, 1995.

     The Company's paging operations require capital investment to procure pagers and to acquire paging infrastructure equipment to support the Company's growth. The Company's net capital expenditures amount to $3.1 million, $0.6 million and $0.2 million for fiscal 1996, 1995 and 1994, respectively. The increase in fiscal year 1996 was primarily due to the upgrading of the infrastructure of the Completed Acquisitions as well as increased need for pagers to support the growth of pagers in service. Management anticipates capital expenditures for the Company to continue to increase as the Company continues to improve its infrastructure. These expenditures will be paid for with cash generated from operations and borrowings under the unused portion of the Credit Facility.

     During the first quarter of fiscal year 1997, the Company acquired the outstanding common stock of two paging companies and substantially all of the paging assets of three additional paging companies (collectively, the "Fiscal Year 1997 Acquisitions") for an aggregate purchase price of approximately $11.4 million. The consideration paid for the Fiscal Year 1997 Acquisitions is subject to adjustment based on actual financial performance.

     In April 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with a wholly owned subsidiary of ProNet, Inc. ("ProNet") that provided for the Company to be merged with and into ProNet. In July 1996, the Company and ProNet mutually agreed to terminate the transaction. The Company incurred approximately

$627,000 of costs during 1996, and $522,000 in the first quarter of fiscal year 1997, associated with this transaction, and other acquisitions that the Company has elected not to pursue, which have been charged to general and administrative expense as incurred.

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The Company has adopted Statement 121 in the first quarter of fiscal year 1997 and has determined that no material impairment loss has occurred.

     In October 1995, the FASB issued Statement No. 123, "Accounting for Stock Based Compensation") ("FASB 123") which establishes an alternative method of accounting for stock based compensation to the method set forth in Accounting Principles Board Opinion No. 25 ("APB 25"). FASB 123 encourages, but does not require, adoption of a fair value based method of accounting for stock options and similar equity instruments granted to employees. The Company plans to continue to account for such grants under the provisions of APB 25.

RESULTS OF OPERATIONS

FOR THE THREE MONTH PERIODS ENDED AUGUST 31, 1996 AND 1995
----------------------------------------------------------

     The following table presents certain items from the Company's condensed consolidated statements of operations, certain unaudited pro forma information, and certain other information for the periods indicated. The pro forma information presents results of the operations of the Company as if the Dial Acquisition and the acquisitions of LaPageCo, AACS, Warren, and ORS (collectively, "the Fiscal Year 1997 Acquisitions") and the related financing, had occurred at the beginning of each period presented.

                                                                                     Pro forma
                                                  Three Months ended             Three Months ended
                                                      August 31,                     August 31,
                                             -----------------------------  ----------------------------
                                                  1996           1995           1996           1995
                                             --------------  -------------  -------------  -------------
                                             (in thousands, except pagers, ARPU and per share amounts)
   Net revenue                                    $  8,276       $  4,501       $  9,172       $  8,058
   Operating income (loss)                        $   (570)           (42)          (366)           301
   Loss before extraordinary item                 $ (2,401)      $   (724)      $ (2,184)      $ (1,136)
   Loss per share before extraordinary item       $  (0.47)      $  (0.17)      $  (0.44)      $  (0.32)
   EBITDA (1)(2)                                  $  2,917       $  1,437       $  3,400       $  3,124
   Pagers in service at end of period              275,000        173,000        275,000        232,500
   Average revenue per unit ("ARPU")              $  11.77       $  13.93       $  11.51       $  12.22

______________________________

(1) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is a standard measure of financial performance in the paging industry. However, EBITDA is not a measure defined in generally accepted accounting principles ("GAAP") and should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP. EBITDA is, however, one of the primary financial measures by which the Company's covenants are calculated under the agreements governing the Company's indebtedness.

(2) As discussed below, in July 1996 the Company and ProNet, Inc. mutually agreed to terminate a previously announced agreement to merge the Company with a subsidiary of ProNet. In addition, the Company elected not to complete certain other acquisitions that it had been pursuing. The actual and proforma EBITDA for the three months ended August 31, 1996 shown above excludes $522,000 of non-recurring costs associated with these terminations.

     Net Revenue:  The historical net revenue of the Company has increased to
     -----------
$8.3 million in the first three months of fiscal year 1997 from $4.5 million in the first three months of fiscal year 1996. This increase is due primarily to the increase in the pagers in service resulting from the Fiscal Year 1997 Acquisitions as well as greater market penetration in the Company's existing markets. Pagers in service increased to approximately 275,000 at August 31, 1996 as compared to 173,000 at August 31, 1995. The Fiscal Year 1997 Acquisitions represented approximately 72,000 of this increase. The Company believes that internal growth due to further penetration of its existing markets will continue.

     The impact on net revenue of the increase in pagers in service is partially offset by the decline in average revenue per unit ("ARPU"). ARPU for the three months ended August 31, 1996 was $11.77 as compared to $13.93 for the three months ended August 31, 1995. This decline in ARPU is due to increased competition in the Company's markets as well as an increase in the number of paging units sold to paging resellers. Paging resellers are businesses that buy airtime at wholesale prices from the Company and sell the service to subscribers. While the wholesale price to the reseller is lower than the price the Company charges directly to its customers, the reseller bears the cost of acquiring, billing, collecting and servicing the subscribers. Prior to the Fiscal Year 1997 Acquisitions, approximately 16% of the Company's paging units were sold through resellers, as of August 31, 1996 approximately 34% of the Company's paging units are sold through resellers. The Company expects to see the ARPU continue to decline as the competition continues to pursue customers in its marketplace, generally resulting in new customers being added at a lower ARPU than the Company's existing ARPU in that market. In addition, the higher percentage of units sold through resellers in the Fiscal Year 1997 Acquisitions as compared to the percentage sold through resellers by the Company prior to these acquisitions, will also result in an overall reduction of the ARPU. However, while there can be no assurance, the Company expects that the growth in units in service will increase sufficiently to offset this decline in ARPU.

     Expenses, excluding depreciation and amortization: Operating expenses,
     -------------------------------------------------
excluding depreciation and amortization, were $5.9 million, 71% of net revenue, in the first three months of fiscal year 1997 as compared to $3.1 million, 68% of net revenue in the first three months of fiscal year 1996. The increased costs are primarily due to the inclusion of operating results of the Dial Acquisition for three full months in fiscal year 1997 as compared to only one month in fiscal year 1996 and one month of expenses in fiscal year 1997 for the Fiscal Year 1997 Acquisitions. In addition, $0.5 million of non-recurring costs are included in general and administrative expenses for the three months ended August 31, 1996 related to costs incurred in connection with a now terminated proposed merger with ProNet, Inc. ("ProNet") and certain other proposed acquisitions that the Company will not be pursuing. Excluding the impact of these non-recurring costs, operating expenses for the first three months of fiscal year 1997 were $5.4 million, 65% of net revenues. The decrease as a percentage of net revenue is due to fixed costs being spread over an increased customer base. On a proforma basis, assuming the Fiscal Year 1997 Acquisitions and the Dial acquisition had occurred at the beginning of the respective periods, these expenses increased to $6.3 million, 69% of proforma net revenue, ($5.8 million and 63% excluding the costs associated with the terminated ProNet merger and other acquisitions) for the first three months of fiscal year 1997 as compared to $4.9 million, 61% of proforma net revenue, in the first three months of fiscal year 1996. The increase as a percentage of proforma net revenue is primarily due to the increased costs associated with a much larger, publicly traded, company. Many of these costs, including increased general and administrative salaries and other costs, are incurred early in the growth process. Accordingly, although the actual costs are expected to continue to increase, the Company expects them to decrease as a percentage of net revenue as the company continues to grow.

     Depreciation and amortization:  Depreciation and amortization expense
     -----------------------------
increased to $3.0 million in the first three months of fiscal year 1997 from $1.5 million in the first three months of fiscal years 1996. The increase is due primarily to the increased amortization of intangible assets resulting from the Dial Acquisition and the Fiscal Year 1997 Acquisitions. The Company expects that this expense will continue to increase in the near term as the amortization related to the Dial Acquisition and the Fiscal Year 1997 Acquisitions are included in the results of operations for a full year.

     Interest Expense:  Interest expense increased to $2.0 million in the first
     ----------------
three months of fiscal year 1997 from $1.0 million in the first three months of fiscal years. This increase is due to the increased debt incurred by the Company in connection with the Fiscal Year 1997 Acquisitions and the Dial Acquisition as well as the financing of the costs associated with obtaining the Credit Facility. The Credit Facility terms provide for lower interest rates than the FINOVA Loan; however, due to the increased amount borrowed, the interest expense for fiscal year 1997 will be greater than the amounts incurred in fiscal year 1996.

     Income tax benefit:  For fiscal year 1997 the Company estimates the
     ------------------
effective tax benefit rate will be 6.1% as compared to 31.3% for fiscal year 1996. The decrease is due to the recording of a valuation allowance against deferred tax assets which are not likely to be realized. Specifically, the Company's carryforwards expire at specific future dates and utilization of certain carryforwards is limited to specific amounts each year. However, due to the uncertain nature of their ultimate realization the Company has established a significant valuation allowance against these carryforward benefits and will recognize benefits only as reassessment demonstrates they are realizable. Realization is entirely dependent upon future earnings. While the need for this valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefits of the carryforwards will be recorded in future operations as a reduction of the Company's income tax expense.

     Extraordinary Item:  In July 1996, the Company repaid its outstanding notes
     ------------------
payable to FINOVA Capital Corporation ("FINOVA") with the proceeds of the Credit Facility. As a result of this prepayment of the FINOVA Loan, the Company incurred a prepayment penalty of $1.0 million. The prepayment penalty, and unamortized deferred loan costs associated with the FINOVA Loan of approximately $2.6 million, were recorded as an extraordinary item. As discussed above, the Company has recorded a significant valuation allowance against tax assets which are not likely to be realized. Accordingly, the Company has not recognized any tax benefit associated with this extraordinary item.

     EBITDA:  EBITDA increased to $2.4 million, 29% of net revenue, ($2.9
     ------
million, 35% of net revenue, excluding the $0.5 million of costs associated with the terminated ProNet merger and other terminated acquisitions) in the first three months of fiscal year 1997 from $1.4 million, 32% of net revenue, in the first three months of fiscal year 1996. On a proforma basis, assuming the Fiscal Year 1997 Acquisitions and the Dial Acquisition had occurred at the beginning of the respective periods, EBITDA increased to $2.9 million, 31% of proforma net revenue, ($3.4 million and 37% excluding the costs associated with the terminated ProNet merger and other acquisitions) for the first three months of fiscal year 1997 as compared to $3.1 million, 39% of proforma net revenue, in the first three months of fiscal year 1996. The decrease in proforma EBITDA as a percentage of net revenue is due to the impact of the increased costs associated with running a larger, publicly traded, company as discussed above. In addition, these margins are impacted by the declining ARPU discussed above. The Company expects that this margin will stabilize in the near term as the impact of declining ARPU is offset by increased revenue from increasing pagers in service and lower operating expenses as a percentage of net revenue.

FISCAL YEARS ENDED MAY 31, 1996, 1995 AND 1994
----------------------------------------------

     The following table presents certain items from the Company's consolidated statements of operations, certain unaudited pro forma information, and certain other information for the periods indicated. The pro forma information presents results of operations of the Company as if the acquisitions of Dial, Beepers Plus and Waco, (collectively, the "Completed Acquisitions") and the related financing, had occurred at the beginning of each period presented. The pro forma information does not include the impact of the Fiscal year 1997 Acquisitions.

                                                                             Pro forma
                                             Year ended May 31,          Year ended May 31,
                                           ----------------------     ------------------------
                                             1996        1995           1996           1995
                                             ----        ----           ----           ----
                                      (in thousands, except pagers, ARPU and per share amounts)
Net revenue                                $ 27,046     $ 6,590       $ 29,820       $ 25,360
Operating expenses                           27,646       6,692         30,136         24,774
                                           --------     -------       --------       --------
Operating income (loss)                        (600)       (102)          (316)           586
Interest expense, net                        (6,421)     (1,626)        (7,228)        (7,842)
Other income (loss)                              --         103             --             (5)
                                           --------     -------       --------       --------
Loss before income taxes                     (7,021)     (1,625)        (7,544)        (7,261)
Income tax benefit                           (2,201)       (188)        (2,367)        (2,440)
                                           --------     -------       --------       --------
Net loss                                   $ (4,820)    $(1,437)      $ (5,177)      $ (4,821)
                                           ========     =======       ========       ========
Loss per share                             $  (1.15)    $ (0.39)      $  (1.26)      $  (1.53)
                                           ========     =======       ========       ========
EBITDA (1)(2)                              $  9,337     $ 1,720       $ 10,615       $ 10,161
                                           ========     =======       ========       ========
Pagers in service at end of period          195,500      68,500        195,500        163,700
                                           ========     =======       ========       ========
Average revenue per unit ("ARPU")          $  13.56     $ 14.35       $  13.57       $  14.59
                                           ========     =======       ========       ========

_____________________
(1) EBITDA represents earnings before other income (expense), taxes, depreciation and amortization. EBITDA is a standard measure of financial performance in the paging industry. However, EBITDA is not a measure defined in generally accepted accounting principles ("GAAP") and should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP. EBITDA is, however, one of the primary financial measures by which the Company's covenants are calculated under the agreements governing the Company's indebtedness.

(2) As discussed below, in July 1996 the Company and ProNet, Inc. mutually agreed to terminate a previously announced agreement to merge the Company with a subsidiary of ProNet. The actual and proforma EBITDA for fiscal year 1996 shown above excludes $627,000 of non-recurring costs associated with the ProNet agreement.

     Net Revenue:  The historical net revenue of the Company has increased to
     -----------
$27.0 million in fiscal year 1996 from $6.6 million and $2.5 million in fiscal years 1995 and 1994, respectively. These increases are due primarily to the increase in the pagers in service resulting from the Completed Acquisitions as well as greater market penetration in the Company's existing markets. Pagers in service increased to 195,500 at May 31, 1996 as compared to 68,500 and 8,300 at May 31, 1995 and May 31, 1994, respectively. Of these increases, the Beepers Plus and Waco Acquisitions represented 45,000 additional pagers in December 1994 and the Dial Acquisition represented 96,000 additional pagers in August 1995.

     The impact on net revenue of the increase in pagers in service is partially offset by the decline in average revenue per unit ("ARPU"). ARPU for the year ended May 31, 1996 was $13.56 as compared with $14.35 and $18.00 for the years ended May 31, 1995 and May 31, 1994, respectively. This decline in ARPU is due to increased competition in the Company's markets as well as an increase in the number of paging units sold to paging resellers. Paging resellers are businesses that buy airtime at wholesale prices from the Company and sell the service to subscribers. While the wholesale price to the reseller is lower than the price the Company charges directly to its customers, the reseller bears the cost of acquiring, billing, collecting and servicing the subscribers. At May 31, 1996 approximately 16% of the Company's paging units were sold through resellers.

     Operating Expenses, excluding depreciation and amortization:  Operating
     -----------------------------------------------------------
expenses, excluding depreciation and amortization, were: $18.3 million, 68% of net revenue, for fiscal year 1996; $4.9 million, 74% of net revenue, for fiscal year 1995; and $1.9 million, 76% of net revenue, for fiscal year 1994. The increased costs are primarily due to the inclusion of operating results of the Completed Acquisitions from the dates of those acquisitions. In addition, $0.6 million of non-recurring costs are included in general and administrative expenses for the year ended May 31, 1996 related to costs incurred in connection with a now terminated proposed merger with ProNet, Inc. The decrease as a percentage of net revenue is due to fixed costs being spread over an increased customer base. On a proforma basis, assuming the Completed Acquisitions had occurred at the beginning of the respective fiscal year, these expenses increased to $19.8 million, 66% of proforma net revenue, ($19.2 million and 64% excluding the costs associated with the terminated ProNet merger) in fiscal year 1996 as compared with $15.2 million, 60% of proforma net revenue, in fiscal year 1995. The increase as a percentage of proforma net revenue is primarily due to the increased costs associated with a much larger, publicly traded company.
Many of these costs, including increased general and administrative salaries and other costs, are incurred early in the growth process.

     Depreciation and amortization:  Depreciation and amortization expense
     -----------------------------
increased to $9.3 million in fiscal year 1996 from $1.8 million and $0.3 million is fiscal years 1995 and 1994, respectively. The increase was due primarily to the increased amortization of intangible assets resulting from the Completed Acquisitions.

     Interest Expense:  Interest expense increased to $6.4 million in fiscal
     ----------------
year 1996 from $1.6 million and $0.1 million is fiscal years 1995 and 1994, respectively. This increase is due to the increased debt incurred by the Company in connection with the Completed Acquisitions. As discussed below, subsequent to May 31, 1996, the Company entered into the Credit Facility with a group of lenders led by Chase Manhattan Bank. The Credit Facility terms provide for lower interest rates than the senior notes from FINOVA.

     Income tax benefit:  At May 31, 1996, the Company had a net operating loss
     ------------------
carryforward of approximately $4.7 million that will begin to expire in 2010. For fiscal years 1996, the Company's effective tax benefit rate was 31.3% as compared to 11.6% and 15.6% in fiscal year 1995 and 1994, respectively. The primary differences between the statutory income tax benefit rate and the effective rate in the Company's historical financial statements is non-deductible amortization of intangibles related to the Completed Acquisitions, non-deductible interest expense on a convertible note in fiscal 1995 and compensation for consulting services in fiscal year 1994.

     EBITDA:  EBITDA increased to $8.7 million, 32% of net revenue, ($9.3
     ------
million, 34% of net revenue, excluding the $0.6 million of costs associated with the terminated ProNet merger) in fiscal year 1996 from $1.7 million, 26% of net revenue, in fiscal year 1995 and $0.6 million, 24% of net revenue, in fiscal year 1994. On a proforma basis, assuming the Completed Acquisitions had occurred at the beginning of the respective fiscal year, EBITDA was $10.0 million, 34% of proforma net revenue, ($10.6 million and 36% excluding the costs associated with the terminated ProNet merger) in fiscal year 1996 as compared to $10.2 million, 40% of net revenue, in fiscal year 1995. The decrease in proforma EBITDA as a percentage of net revenue is due to the impact of the increased costs associated with running a larger, publicly traded company, as discussed above. In addition, these margins are impacted by the declining ARPU discussed above.

                                   BUSINESS

GENERAL

     Teletouch Communications, Inc. (the "Company" or "Teletouch") was formed in July 1994 and is headquartered in Tyler, Texas. Teletouch, or one of its several predecessors, has operated paging, two-way mobile communications services and telemessaging services in east Texas for over 30 years. Unless otherwise indicated, references herein to the Company or Teletouch include Teletouch-Texas and the Company's various predecessors.

     The Company provides paging services in non-major metropolitan areas and communities. Currently the Company provides services in Alabama, Arkansas, Louisiana, Mississippi, Missouri, Oklahoma, Texas and Tennessee. The Company has 38 sales offices in 8 states. Through intercarrier arrangements the Company provides additional coverage on the east coast of the United States from Washington DC to Florida and selected other parts of the north and north east.

     The Company has experienced significant growth both internally and through acquisitions. At May 31, 1996 the Company had approximately 195,500 pagers in service as compared to approximately 68,500 and 8,500 at May 31, 1995 and 1994, respectively. For fiscal year 1996 the Company had net revenues of $27.0 million as compared to $6.6 million and $2.5 million in fiscal years 1995 and 1994, respectively.

     The Company's strategy is to continue to expand within its existing marketplaces as well as by acquiring additional regional paging companies that serve adjacent markets, generally consisting of smaller metropolitan and non-metropolitan markets. The Company also considers acquisitions of other paging companies that also cover larger metropolitan markets provided that they service markets that are strategically located near its existing markets. The Company believes that the smaller metropolitan and non-metropolitan markets have been relatively ignored by the larger companies in the paging industry and therefore provide for greater growth potential for paging and related services. By combining its business with other similar companies, the Company believes it can achieve improved operating results of the combined businesses by consolidating administrative functions, taking advantage of economies of scale and, sharing common frequencies to offer customers paging coverage over a wider area on the Company's own system. By reducing overhead costs, expanding sales, and focusing on secondary markets, the Company believes that it can improve its pager service operating margins while achieving continued pager unit and revenue growth.

ACQUISITIONS

     In December 1994, the Company acquired substantially all of the assets and liabilities of Beepers Plus of Jackson Partnership and the stock of Beepers Plus of Memphis, Inc., and Beepers Plus of Nashville (collectively "Beepers Plus") for approximately $20.7 million. In addition, in December 1994, the Company acquired substantially all of the non-cash assets and assumed certain liabilities of Waco Communications, Inc. ("WACO") for approximately $2.9 million. In August, 1995 the Company purchased substantially all of the non-cash assets and assumed selected liabilities of Dial-A-Page, Inc. ("Dial") for a purchase price of approximately $49.4 million (the "Dial Acquisition"). These acquisitions have been financed with the proceeds from the Company's Initial Public Offering in December 1994, the private placement of $25 million of debt and equity securities and the proceeds from additional senior debt. Together, the Beepers Plus, Waco and Dial acquisitions added approximately 141,000 subscribers to the Company's subscriber base. For further discussion of these acquisitions, see "Management's Discussion and Analysis - Acquisitions".

     During the first quarter of fiscal year 1997, the Company completed the acquisition of the outstanding common stock of two paging companies and substantially all of the paging assets of three additional paging companies (collectively, "the Fiscal Year 1997 Acquisitions"). The consideration paid for these acquisitions was obtained from available capacity under the Credit Facility.

INDUSTRY BACKGROUND

     The paging industry has been in existence since 1949 when the Federal Communications Commission ("FCC") allocated a group of radio frequencies for use in providing one-way and two-way mobile communications services. Throughout its history, the paging industry has been characterized by consolidation, substantial growth and technological change. Historically, the paging industry has been highly fragmented, with a large number of small, local operators. The industry grew slowly as the quality and reliability of equipment gradually improved and consumers began to perceive the benefits of mobile communications. Many of the firms that entered the paging business during the first two decades of the industry did so as a complement to their existing telephone answering service or two-way radio communications sales and service businesses. Further improvements in equipment reliability and cost-effective technological innovations helped to accelerate the use of paging services in the 1970s.

     Some of the most significant developments in the industry occurred in the 1980s. The digital display pager was introduced, which quickly supplanted tone and voice pagers as the most popular paging product. In 1982 the FCC allocated additional frequencies, which expanded the capacity of the industry and allowed new market entrants in markets where additional frequencies were previously unavailable.

     Although the growth rate of the paging industry is difficult to determine precisely, management estimates that the number of pagers in service has been grown since 1990 at an annual rate of nearly 20% and will continue to grow at an annual rate of approximately 15% for the next five years. Sources estimate that at the end of 1995 there were approximately 30 million pagers in service in the United States and that there will be at least 60 million units in service by the year 2000. Factors generally considered contributing to this expected growth include: (i) increased mobility of the general population; (ii) a continued movement towards a service based economy; (iii) general increase in awareness of the benefits of mobile communications; (iv) the relatively high costs of other mobile communications services such as cellular telephone service; and (v) technological advances in paging equipment and services.

     Three types of carriers have emerged in the paging industry: (i) large national paging companies; (ii) regional carriers, including Teletouch, that operate in regional markets such as several contiguous states in one geographic region of the United States but can offer subscribers service outside of the subscriber's home region through a national network of interconnections between the subscriber's own provider, a national firm and other regional providers; and
(iii) small, single market operators.

PAGING OPERATIONS

     Paging provides a one-way communications link to a paging service subscriber within the paging service coverage area. Each subscriber is assigned a distinct telephone number or personal identification number that a caller dials to activate the subscriber's pager. When a telephone call for a subscriber is received at the Company's computerized paging control terminals, a radio signal is transmitted to the subscriber's pager which then causes the pager to emit a voice signal, a tone or a vibration to alert the subscriber. Depending upon the type of pager in use, the paging subscriber may respond directly to the message from information displayed on the pager or by calling his or her home, office or voice mail system to receive the message. The advantage of paging over a conventional telephone service is that the pager's reception is not restricted to a single location, and its advantage over a cellular telephone is that a pager is smaller, has a longer battery life and, most importantly, is substantially less expensive to use. Some cellular subscribers use a pager in conjunction with their cellular telephone to screen incoming calls and to lower the expense of their cellular telephone service.

     The Company currently provides four basic types of paging services: tone-only, numeric digital display, alphanumeric display (all of which can be used in conjunction with the Company's voice mail services) and tone-plus-voice. In each case, the subscriber carries a pocket-sized radio receiver, i.e., a pager, that is preset to monitor a designated radio frequency. A subscriber's pager is activated by radio signals emitted by the transmitters. In the case of tone-only service, the subscriber's receiver, when activated, produces an audible "beep" sound or vibration, alerting the subscriber to call home, the office or some other predetermined location. With tone-plus-voice service, the pager emits a beeping sound plus a brief voice message. A numerical digital display pager permits a caller to transmit to the subscriber a message that may consist of an area code and telephone number or other numerical information consisting of up to 12 digits. Alphanumeric display service allows subscribers to receive and store messages consisting of both numbers and letters.

     Digital display paging service, which was introduced around 1980, has in recent years grown at a faster rate than tone-only or tone-plus-voice service. Today the vast majority of the pagers in service are digital display. Alphanumeric display pagers, which were introduced in the mid-1980s, constitute a small but increasing portion of the Company's subscriber base.

     The Company also offers paging subscribers voice mail messaging services. When a subscriber uses voice mail in conjunction with paging service and a recorded message is left by a caller, the paging subscriber is automatically notified through a page alert. Voice mail employs a sophisticated computer technology that enables the customer to receive digitally recorded voice messages 24 hours a day wherever he or she is by accessing the voice mail system via any touch-tone telephone. The Company's voice mail systems provide complete message privacy, allow for personalized message greetings and enable voice messages to be sent to a large group of people simultaneously.

     The paging industry has traditionally distributed its services through direct marketing and sales activities. In recent years, additional channels of distribution have evolved, including: (i) carrier-operated stores; (ii) resellers, who purchase paging services on a wholesale basis from carriers and resell those services on a retail basis to their own customers; (iii) agents who solicit customers for carriers and are compensated on a commission basis; and
(iv) retail outlets that often sell a variety of merchandise, including pagers and other telecommunications equipment. While most paging subscribers traditionally have been business users, industry observers believe that pager use among consumers has increased significantly in recent years. In addition, paging subscribers have increasingly chosen to purchase rather than lease their pagers. The Company expects that these trends will continue.

SOURCES OF SYSTEM EQUIPMENT AND PAGERS

     The Company does not manufacture any of the pagers or related transmitting and computerized paging terminal equipment used in the Company's paging operations. The equipment used in the Company's paging operations, including pagers, is available for purchase from multiple sources, and the Company anticipates that pagers and paging equipment will continue to be available to the Company in the foreseeable future, consistent with normal manufacturing and delivery lead times. Because of the high degree of compatibility among different models of transmitters, computers and other paging and voice mail equipment manufactured by suppliers, the Company's paging networks are not dependent upon any single source of such equipment. The Company continually evaluates new developments in technology in connection with the design and enhancement of its paging and voice mail systems and selection of products to be offered to subscribers. The Company currently purchases the majority of its pagers, from Motorola, its transmitters from two competing sources and its paging terminals from Glenayre, a manufacturer of mobile communications equipment.

THE COMPANY'S PRODUCTS AND MARKETS

     The Company's products are wireless communications services, primarily paging and telemessaging services, including voice mail. The Company is licensed by the FCC to transmit numeric, alphanumeric, voice and tone-only messages to pagers it either sells or rents to customers.

     The Company's customers include various size companies with field sales and service operations, individuals in occupations requiring substantial mobility and the need to receive timely information, and a rapidly expanding base of individual consumers who use pagers to stay in touch with friends and family. Some of the Company's customers use pagers rather than home telephones as their primary means of communication. These customers often respond to pages using pay phones and the telephones of friends and family.

     The Company's sales strategy is to concentrate on smaller business accounts and individuals who value continuity, quality and personal service. In recent years the Company has increasingly emphasized pager sales as compared to rentals. Customers buying pagers and paying only for service (wireless message transmission) tend to be less likely to leave the Company for a competitor because doing so often requires that the frequency of the pager, as well as the pager's telephone number, must be changed. The Company has the ability to offer a high level of technical support and provides a full range of dependable communications services with personal service.

     The Company markets its paging services in Texas under the Teletouch name, Beepers Plus by Teletouch in the Tennessee markets of Memphis and Nashville and Dial-A-Page by Teletouch in its other markets. In order to access the broadest possible market, the Company utilizes multiple distribution channels including:
(i) Company operated sales offices, including malls and strip shopping centers, that sell pagers to the consumer market; (ii) direct sales staff that concentrate on business accounts; (iii) resellers, who purchase bulk paging services from the Company and resell them to their own subscribers; and (iv) by reselling other paging carriers' services when existing or potential customers require paging service beyond the coverage of its own network.



COMPETITION

     The Company experiences direct competition from one or more competitors in all the locations in which it operates. Some of the Company's competitors have greater financial resources than the Company. Competition for subscribers to the Company's paging services is based primarily on the price and quality of services offered and the geographic area covered.

The Company believes that the price and quality of its services and its geographic coverage areas within its markets generally compare favorably with those of its competitors.

     Although some of the competitors are small privately owned companies serving only one market area, others are subsidiaries or divisions of larger companies, such as telephone companies, that provide paging services in multiple market areas. Among the Company's competitors are Arch Communications Group, Inc., AT&T Wireless Messaging (formerly McCaw), Beepers Unlimited, Metrocall, Inc., Mobilmedia Communications, Inc., and Paging Network, Inc.

     Entities offering wireless two-way communications services, including cellular services and specialized mobile radio services ("SMR"), also compete to a certain extent with the Company's paging services. Cellular service is generally more expensive than paging services and, where price is a consideration and access to fixed wire communications (such as ordinary telephones) is available, paging can compete successfully with or be an adjunct to cellular systems. In addition, future technological advances and associated regulatory changes in the telecommunications industry could create new services or products competitive with the paging services currently provided by the Company. Recently, Congress and the FCC approved several regulatory changes aimed at encouraging such technological advances and new services. As of the date hereof, the FCC has auctioned a range of frequencies for use in wireless communications systems, including frequencies for future nationwide paging systems and personal communications network systems. Personal communications network technology could compete with the Company's paging services. There can be no assurance that the Company would not be adversely affected in the event of such technological developments or regulatory changes.

REGULATION

     The Company's paging operations are subject to regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"), and may be conducted only under licenses to use frequencies granted by the FCC to the Company. In addition to authorizing the use of radio frequencies, FCC licenses set forth the technical parameters, such as maximum power and tower height, under which the Company is permitted to use those frequencies.

     The FCC has recently adopted rules generally revising the classification of licenses. Traditionally, the FCC has classified licensees as either Radio Common Carrier licenses ("RCC") or Private Carrier Paging ("PCP") licenses. Pursuant to the FCC's rules, all licensees will be classified either as Commercial Mobile Radio Service licenses ("CMRS") or Private Mobile Radio Services licensees. Those carriers, like the Company and its competitors, who make service available to the public on a for-profit basis through interconnection with the public switched telephone network are classified as CMRS licensees. The FCC has also proposed new rules regarding the licensing of non-nationwide paging frequencies such as those of the Company. The current rules provide for the granting of non-nationwide paging frequencies on a transmitter-by-transmitter basis. Pursuant to the proposed new rules, the FCC would grant non-nationwide paging frequencies on a geographic area basis.

     In addition, until recently, the RCC licenses held by the Company were subject to rate and entry regulations in states that chose to impose tariff and certification obligations whereas the PCP licenses were not subject to such regulations. As a result of recent Congressional legislation, the regulatory differences between RCCs and PCPs will be eliminated.

     The FCC radio licenses granted to the Company are for varying terms of up to 10 years, and renewal applications must be approved by the FCC. In the past, FCC renewal applications have been routinely granted. Although there can be no assurance that any future applications filed by the Company will be approved or acted upon in a timely manner by the FCC, based on its experience to date, the Company believes that such applications will continue to be approved.

     The Company regularly applies to the FCC for authority to use additional frequencies , to modify the technical parameters of existing facilities, to expand its service territories, and to provide new services. The Communications Act also requires prior FCC approval for acquisitions by the Company of radio licenses held by other companies, as well as transfers of controlling interests of any entities that hold radio licenses. Although there can be no assurance that any such future applications filed by the Company will be approved or acted upon in a timely manner by the FCC, the Company knows of no reason to believe such applications would not be approved or granted. The FCC has determined that certain modification applications may be subject to competitive bidding ("auction") procedures. Since these procedures are new to the paging industry, the Company cannot predict their impact in its licensing practices.

     The Communications Act requires the FCC to limit foreign ownership of licenses. These foreign ownership restrictions limit the percentage of Company stock that may be owned or voted, directly or indirectly, by aliens or their representatives, a foreign government or its representatives, or a foreign corporation.

     The FCC has authority to restrict the operation of licensed radio facilities or to revoke or modify such licenses. The FCC may adopt changes to its radio licensing rules at any time. The FCC may impose fines for violations of its rules. Under certain circumstances, the Company's license applications may be deemed "mutually exclusive" with those of other paging companies (i.e., the grant of one application precludes the grant of another application), in which case, the FCC would select between the mutually exclusive applicants. The FCC has previously used lottery procedures to select between mutually exclusive paging applications; however, recently the FCC, in response to a Congressional mandate, began awarding certain new paging licenses by the auction process and is now proposing to grant mutually exclusive CMRS paging applications by the auction.

     The FCC could change its rules or policies in a manner that could have a material adverse effect on the Company's business. Such actions could affect the scope and manner of the Company's services, or could lead to increased competition in the paging industry. For example, the FCC was ordered by Congress to hold auctions to award licenses for new personal communications services in 1994 (See "Risk Factors: Potential for Change in Regulatory Environment; Limitation on Foreign Ownership). These and other new mobile services could compete directly or indirectly with the Company. In addition, from time to time, federal and state legislators propose legislation that could affect the Company's business either beneficially or adversely. The Company cannot predict the impact of such legislative actions on its operations.

     The foregoing description of certain regulatory factors does not purport to be a complete summary of all present and proposed legislation and regulations pertaining to the Company's operations.

EMPLOYEES

     As of September 30, 1996, Teletouch had approximately 325 employees. The majority of these individuals are marketing, servicing and clerical employees. The Company considers its relationships with its employees to be satisfactory and is not a party to any collective bargaining agreement.

LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings.

PROPERTY

     As of the date hereof, the Company owned three office buildings and leased 48 additional locations in its market areas, including its executive offices in Tyler, Texas. The Company also owned nine transmitter sites in Texas and the transmitter broadcast towers on those sites. The Company leases transmitter sites on commercial towers, buildings, and other fixed structures in approximately 200 locations. The Company's leases are for various terms and provide for monthly rental payments at various rates. The Company is obligated to make total lease payments of approximately $0.9 million under its office facility and tower site leases for the year ended May 31, 1997.

     The Company believes that its facilities are adequate for its current needs and that it will be able to obtain additional space as needed at reasonable cost.

                                   MANAGEMENT

  The directors and executive officers of the Company are as follows:

         Name              Age             Positions with the Company
----------------------   -------  ----------------------------------------------
Robert M. McMurrey         50     Chairman of the Board of Directors and Chief
                                  Executive Officer
G. David Higginbotham      48     President, Chief Operating Officer and Director
Clifford E. McFarland      40     Director
Charles C. Green III       50     Director
Marcus D. Wedner           33     Director
Christopher J. Perry       41     Director
Michael Rosen              35     Executive Vice President, Chief Financial
                                  Officer and Assistant Secretary

     Robert M. McMurrey has been Chief Executive Officer and a director of the Company since 1984. He is also the President and Chief Executive Officer and Director of Rainbow Resources, of which he is the sole stockholder. Through Rainbow Resources, Mr. McMurrey acquired a controlling interest in the Company in 1984. Also in 1984, Mr. McMurrey formed a corporation known as Jecca Towers to own and operate telecommunications towers and SMR operations. At the time Mr. McMurrey sold the assets of Jecca Towers to Motorola in 1989. Mr. McMurrey was active in the oil and gas industry for over 30 years. Mr. McMurrey received a B.S. Degree in Petroleum Engineering from the University of Texas in 1971.

     G. David Higginbotham has been President, Chief Operating Officer and a director of the Company since August 1993. He joined the Company in 1976 as a technician, became general manager several years later, and Vice President - Operations in 1984. Mr. Higginbotham established and operated his own radio equipment service business in Jacksonville, Texas from 1969 to 1976.

     Clifford E. McFarland has been a director of the Company since May 1995 and is the President and a Managing Director of McFarland, Grossman & Company ("MGCO"), an investment bank in Houston, Texas. Prior to co-founding MGCO in 1991, Mr. McFarland was co-founder and Managing Director from 1986 to 1991 of The Watkins Group, a Little Rock, Arkansas merchant banking firm. MGCO has from time to time rendered investment banking services to the Company. See "Certain Transactions." From 1988 to 1994 Mr. McFarland was Secretary and a Director of Amerinet Corporation ("Amerinet"), a non-reporting, public company marketing affinity credit cards. Amerinet ceased operations on March 15, 1990 and was inactive thereafter. Amerinet made filings in bankruptcy court in early 1995 in order to reorganize for merger with a private company.

     Charles C. Green III has been a director of the Company since May 1995. He became Vice Chairman and Chief Investment Officer in 1995 of Torch Energy Advisors Incorporated

("Torch"), a Houston based manager of oil and gas investments for domestic and foreign institutional investors. He was President of Torch from 1994 to 1995 and Executive Vice President from 1992 to 1994. From 1982 through 1992 Mr. Green was President of Treptow Development Company, a real estate developer. Prior to that he was with J.P. Morgan Investment Management for 13 years in New York and London. Mr. Green is a director of Torch Royalty Company, an oil and gas company and Vice President of Bellwether Exploration Company, an oil and gas exploration company affiliated with Torch.

     Marcus D. Wedner has been a director of the Company since August 1995 and has been a Managing Director of Continental Illinois Venture Corporation ("CIVC"), a venture capital investor, since 1992, prior to which he was a Vice President of CIVC from 1990.

     Christopher J. Perry has been a director of the Company since August 1995 and has been President and a Managing Director of CIVC since December 1994. From 1990 to 1994 Mr. Perry was a Managing Director and head of the Mezzanine Investment Group, a division of Continental Bank.

     Michael Rosen has been Executive Vice President, Chief Financial Officer and Assistant Secretary since February 1996. From February 1995 through December 1995, Mr. Rosen was Vice President and Chief Financial Officer of Electrosource, Inc., Austin, Texas. From April 1993 through February 1995, he was Vice President and Chief Financial Officer of BDM Technologies, Inc., McLean, Virginia and from August 1988 through April 1993, he held various senior financial positions with ICF International, Inc., Fairfax Virginia. Mr. Rosen is a certified public accountant.

     All officers of the Company are elected to serve in such capacities until the next annual meeting of the Board of Directors of the Company and until their successors are duly elected and qualified.

     The Company's Board of Directors is classified into three classes: Class I, Class II and Class III. Each member of the Board of Directors serves for a term of three years or until a successor has been elected and qualified. The structure of the Board of Directors contemplates that the members of a single class of the Board of Directors would be elected at each annual meeting of shareholders. The classification of the Board of Directors, with staggered terms of office, was implemented for the purpose of maintaining continuity of management and of the Board of Directors.

     The current directors are designated in each class as follows: Class I - Robert M. McMurrey and Clifford E. McFarland; Class II - G. David Higginbotham and Marcus D. Wedner; and Class III - Charles C. Green III and Christopher J. Perry. Class I directors were re-elected at the annual meeting of shareholders in January 1996; Class II directors are expected to stand for re-election at the annual meeting of shareholders on November 12, 1996; and Class III directors are standing for re-election at the annual meeting of shareholders in

1997. Each member of the Board of Directors then elected will serve for a term of three years or until a successor has been elected and qualified.

     The underwriters of Teletouch's IPO have the right for a period of three years after the effective date of the December 1994 IPO to designate one person to be nominated as a member of the Board of Directors. No person has been so designated as of the date hereof. Messrs. Wedner and Perry serve on the Board of Directors as the designees of the CIVC Investors. See "Management's Discussion and Analysis--The Dial-A-Page Acquisition."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate of limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware general Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise. The Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company maintains a "claims made" directors' and officers' liability insurance policy with a limit of coverage up to $5,000,000 and a maximum deductible for each claim of $100,000.

     Each of Messrs. Wedner and Perry are beneficiaries of an insurance policy maintained by Bank of America, an affiliate of CIVC, which indemnifies employees of Bank of America or its subsidiaries who serve as directors of companies in which Bank of America or its subsidiaries have investments.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors established three standing committees in September 1995, namely, an Audit Committee, a Compensation Committee and an Executive Committee and a Special Committee in April 1996.

     The members of the Audit Committee are Christopher Perry and Cliff McFarland. The Audit Committee's duties and responsibilities are to recommend the selection of the independent public accountants for the Company to the Board of Directors, to review the scope and cost of the audit, to review the performance and procedures of the auditors, to review the final report of the independent auditors, to be available for consultation to the independent auditors, to review with the Company's Chief Financial Officer and independent auditors corporate accounting practices and policies and financial controls, and to perform all other such duties as the Board of Directors may from time to time designate.

     The members of the Compensation Committee are Charles C. Green III and Marcus D. Wedner. The Compensation Committee's duties and responsibilities are to review periodically the compensation of executive officers and other key employees, to make recommendations as to bonuses and salaries, and to perform all other such duties as the Board of Directors may from time to time designate.

     The members of the Executive Committee are Robert M. McMurrey, G. David Higginbotham and Marcus D. Wedner. The Executive Committee's duties and responsibilities are to exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Company, to the extent not assigned to other committees of the Board of Directors and to the extent permitted by Delaware law and the By-Laws of the Company.

     The members of the Special Committee are Charles C. Green III and Clifford
E. McFarland. The Special Committee's duties and responsibilities are to investigate the alternatives reasonably available to the Company for the further development of its business and considering the merits of any proposed transaction, making a recommendation to the full Board on whether to approve such transaction, and reviewing the process that the Company and the Executive Committee of the Board followed in executing the Board's objective to move forward with discussions with various companies and to explore the strategic possibilities of any interest in the Company by other companies.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the aggregate cash compensation paid to the Company's Chief Executive Officer and President for services rendered to the Company during the fiscal years ended May 31, 1996, 1995 and 1994. Robert M. McMurrey and G. David Higginbotham were the only executive officers who served as such at the end of the last fiscal year who earned in excess of $100,000 during the fiscal years indicated.

                                                           Annual Compensation                      Long-Term Compensation
                                                --------------------------------------------  ----------------------------------
                                                                                                                   Securities
                                                                                 Other          Restricted         Underlying
   Name and                               Fiscal                                Annual            Stock             Options/
Principal Position                         Year   Salary ($)  Bonus ($)(1)  Compensation ($)   Awards ($)(2)        SARs (#)
------------------                        ------  ----------  ------------  ----------------  --------------        --------
Robert M. McMurrey, Chairman and CEO        1996   $157,346    $35,000            ---                ---             25,000
                                            1995     86,307        ---            ---                ---            100,000
                                            1994     66,000        ---            ---                ---              ---
G. David Higginbotham, President and COO    1996   $147,346    $33,000            ---                ---             25,000
                                            1995     77,752        ---            ---                ---             50,000
                                            1994     61,431        ---            ---                ---              ---

______________________
(1) Bonus was for services provided during fiscal year 1996, but paid in fiscal year 1997.

(2) The number and value of the aggregate restricted stock holdings for Mr. McMurrey at the end of the last fiscal year, based on the closing bid price of the Common Stock on NASDAQ on May 31, 1996, were 1,800,000 shares, held in the name of Rainbow Resources, Inc., of which Mr. McMurrey is the sole stockholder, with a value as of September 30, 1996 of $5,184,000 (without giving effect to the consideration paid). The number and value of the aggregate restricted stock holdings for Mr. Higginbotham at the end of the last fiscal year, based on the closing bid price of the Common Stock on Nasdaq on May 31, 1996, were 450,000 shares, with a value as of September 30, 1996 of $1,296,000 (without giving effect to the consideration paid).

STOCK OPTION PLAN

     The Teletouch Corporation 1994 Stock Option and Appreciation Rights
Plan (the "Plan") was established in July 1994, which Plan was ratified and approved by the Board of Directors and the stockholders of Teletouch Corporation in July 1994; the rights and obligations under which Plan were assumed by the Company effective as of the date of the Company's merger with Teletouch Corporation. The Plan was amended and restated by the Board of Directors in August 1995 and renamed the Teletouch Communications, Inc. 1994 Stock Option and Appreciation Rights Plan (the "Stock Option Plan").

     Pursuant to the Stock Option Plan, the Board of Directors or a stock option committee established by the Board of Directors to administer the Stock Option Plan determines the persons to whom options are granted, the number of shares of Common Stock subject to each option, the period during which each option may be exercised and the option price. The Stock Option Plan places restrictions on the grant of options to persons who are, at the time of the grant, members of any such stock option committee or, if no such committee is established, on the grant of options to directors. With respect to incentive options, no option may be granted more than ten years after the effective date of the Stock Option Plan or exercised more than ten years after the date of grant (five years if the optionee owns more than 10% of the Common Stock of the Company). Additionally, with respect to incentive options, the option price may not be less than 100% of the fair market value of the Common Stock on the date of the grant (110% if the optionee owns more than 10% of the Common Stock of the Company). Subject to certain limited exceptions, options may not be exercised unless, at the time of exercise, the optionee is in the service of the Company. As of September 30, 1996, options to purchase 320,000 shares of Common Stock are outstanding under the Stock Option Plan, all of which were issued to executive officers and directors of the Company. Options to be granted under the Stock Option Plan include options pursuant to a formula by which each non-employee director shall be granted non-qualified options to purchase 10,000 shares of Common Stock at their fair market value upon such director's election to the Board. There are four non-employee directors of the Company. Accordingly, on May 18, 1995 options to purchase 10,000 shares were issued to each of Messrs. Green and McFarland, exercisable at $3.50 per share; and effective August 3, 1995, each of Messrs. Perry and Wedner are entitled to receive options to purchase 10,000 shares of Common Stock, exercisable at $4.50 per share.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information with respect to options granted during the fiscal year ended May 31, 1996 to Robert M. McMurrey the Chairman and Chief Executive Officer of the Company, and G. David Higginbotham, the President and Chief Operation Officer of the Company as set forth above in the Summary Compensation Table.

                             NUMBER OF SECURITIES          PERCENT OF TOTAL
                                  UNDERLYING             OPTIONS/SARS GRANTED       EXERCISE OR       EXPIRATION
     NAME                    OPTIONS/SARS GRANTED       TO EMPLOYEES IN FISCAL       BASE PRICE         ON DATE
                                     (#)                         YEAR                  ($/SH)
----------------------      ----------------------      ----------------------     -------------     ------------
Robert M. McMurrey (1)              25,000                     17.9%                   $4.00            08/06

G. David Higginbotham               25,000                     17.9%                   $4.00            08/06

(1) Pursuant to Mr. McMurrey's August 1995 employment agreement, the Company issued to Mr. McMurrey options to purchase 25,000 shares of Common Stock at an exercise price of $4.00 per share, which options will vest ratably over five years.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth certain information with respect to: (i) options exercised during the fiscal year ended May 31, 1996 by Robert M. McMurrey, the Chief Executive Officer of the Company, and G. David Higginbotham, the President and Chief Operation Officer of the Company as set forth above in the Summary Compensation Table, and (ii) unexercised options held by Mr. McMurrey at the end of the fiscal year ended May 31, 1996.

                          Shares                      Number of Securities Underlying    Value of Unexercised in the Money
                       Acquired On       Value            Unexercised Options/SARs         Options/SARs at the Fiscal Year
     Name              Exercise (#)   Realized ($)         at Fiscal Year End (#)               Ended May 31, 1996 ($)
     ----              ------------   ------------    -------------------------------    ----------------------------------
                                                      Exercisable       Unexercisable    Exercisable          Unexercisable
                                                      -----------       -------------    -----------          -------------
Robert M. McMurrey           0              0           33,333              91,667           n/a                    $0
G. David Higginbotham        0              0           16,667              58,333           n/a                    $0

EMPLOYMENT AGREEMENTS

     In August 1995 the Company entered into employment agreements with Mr. McMurrey, the Chairman of the Board and Mr. Higginbotham, the President and Chief Operating Officer. Pursuant to the agreements, Mr. McMurrey and Mr. Higginbotham are employed at a base salary of $175,000 and $165,0000, respectively, per annum for the first three years ending August 1998, and are entitled to bonuses based on a performance formula.

     The employment agreements permit the Company to terminate the employment of the employee for "cause" or for any other reason, provided that in the latter case the Company is obligated to continue the employee's base salary (at twice the then current rate) for 12 months. The agreements require that Messrs. McMurrey and Higginbotham devote substantially all of their business time to the Company. Pursuant to the agreements, in August 1995, the Company issued to each of Messrs. McMurrey and Higginbotham options to purchase 25,000 shares of Common Stock, which are exercisable at a price of $4.00 per share and vest ratably over five years (provided that the vesting of such options shall accelerate upon any sale of the Company). The agreements also contain confidentiality and non-competition provisions. In addition, the agreements provide for death benefits and disability benefits and provide for the payment by the Company of any expenses of the employee incurred in any successful proceeding to enforce provisions of his employment agreement.

CONSULTING AND OTHER ARRANGEMENTS

     On August 5, 1994 the Company entered into a Financial Advisory Agreement (the "MGCO Agreement") with McFarland, Grossman & Company ("MGCO"). Clifford E.

McFarland is President and a Managing Director of MGCO, and became a director of the Company in May 1995. Pursuant to the terms of the MGCO Agreement, MGCO acted as a financial advisor to assist the Company with certain acquisitions and assisted in arranging a secured credit facility. For such services through February 1995 MGCO was issued 20,000 shares of Common Stock and was paid an aggregate of $720,000 ($500,000 in cash and $220,000 in a promissory note bearing interest at 8% per annum, due in May 1996). MGCO received additional indirect compensation from the Company through MGCO's arrangement with Newman and Associates, Inc. ("Newman"), the private placement agent in the August 1995 private placement to the CIVC Investors. MGCO provided full and part time senior level investment banking professionals to Newman during the period from February 1995 through August 3, 1995. MGCO's gross fees received from Newman for such services were $500,000.

REMUNERATION OF DIRECTORS

     To date, directors who are not employees of the Company have received no compensation for attending meetings of the Board of Directors. All non-employee directors are entitled to receive a one-time grant of options to purchase 10,000 shares of Common Stock upon election as a director. All directors are entitled to reimbursement of reasonable travel and lodging expenses related to attending meetings of the directors.

     There are no standard arrangements or agreements to provide compensation to directors for attending meetings of the Board of Directors. However, in April 1996, the Board of Directors authorized the payment of $25,000 each to Charles
C. Green III and Clifford E. McFarland for their services in connection with the Special Committee of the Board of Directors.


                             CERTAIN TRANSACTIONS

     On August 3, 1995 the Company completed a private placement of debt and equity securities with Continental Illinois Venture Corporation ("CIVC") an affiliate of Bank of America, under which CIVC, certain related parties and other parties (the "CIVC Investors") provided the Company with $25 million in financing in connection with the Dial Acquisition. In connection with the Dial Acquisition, the Company designated 15,000 shares of its authorized preferred stock as "Series A 14% Cumulative Preferred Stock" and 617,189 shares as "Series B Preferred Stock." The CIVC Investors purchased $15 million in initial liquidation value (or 15,000 shares) of Series A Preferred Stock and $10 million of 14% Junior Subordinated Notes due in 2003 (the "Subordinated Notes"). Dividends on the Series A Preferred Stock and interest on the Subordinated Notes accrue at the rate of 14% per annum. The following table sets forth the respective portions of the total $25,000,000 investment made by the CIVC Investors, and the securities issued to each:

         INVESTOR               TOTAL      LIQUIDATION VALUE OF     PRINCIPAL AMOUNT OF        WARRANTS TO           WARRANTS TO
                             INVESTMENT     SERIES A PREFERRED         SUBORDINATED          PURCHASE COMMON      PURCHASE SERIES B
                                                  STOCK               PROMISSORY NOTE             STOCK            PREFERRED STOCK
------------------------------------------------------------------------------------------------------------------------------------
CIVC                         $19,696,600             $11,818,000              $ 7,878,600             3,991,260              486,259

CIVC Partners I                2,188,400               1,313,000                  875,400               443,473               54,029

GM Holdings LLC                3,000,000               1,800,000                1,200,000               607,914               74,063

Other Investors                  115,000                  69,000                   46,000                23,304                2,838

                           ---------------------------------------------------------------------------------------------------------

Total                        $25,000,000             $15,000,000              $10,000,000             5,065,951              617,189

     Each share of Series A Preferred Stock has a liquidation value of $1,000. Each share of Series B Preferred Stock will become convertible into six shares of Common Stock after August 3, 1997, or earlier upon the occurrence of an event of default as specified in the Purchase Agreement. Each of the CIVC Investors besides CIVC has granted to CIVC an irrevocable proxy to vote such shares of Common Stock underlying the Common Stock warrants as each CIVC Investor acquired. Pursuant to such arrangement, CIVC may be deemed to be the beneficial owner of all the shares of Common Stock underlying the 5,065,951 warrants issued in the CIVC transaction. The CIVC Investors will have the right, after August 3, 1997, to require that its securities be registered for public sale. CIVC has the right to designate up to three of seven members of the Company's Board of Directors (four of seven after August 3, 1997, or sooner in the event of a default under certain operating covenants). In respect of this right, on August 3, 1995 the Board was enlarged to six, and Marcus D. Wedner and Christopher J. Perry, Managing Directors of CIVC, were designated by CIVC to fill two of the three newly created Board seats. They were elected to the Board immediately after the completion of the transactions. The Company had no relationship with CIVC prior to entering into such transactions and entered into such transactions following arms-length negotiations.

     In connection with the August 1995 Dial Acquisition, the Company paid a finder's fee to Benchmark in the amount of $551,060 and Benchmark paid a $51,600 note payable to the Company in respect of a stock subscription payable to the Company.

     CIVC may be deemed to be a "parent" of the Company under the Exchange Act by virtue of the exercisable and convertible securities of the Company either registered in CIVC's name or for which CIVC holds irrevocable proxies. Further, Robert M. McMurrey, the Company's Chairman and CEO, is the sole owner of Rainbow Resources, which is the registered owner of approximately 28% of the Company's outstanding Common Stock. Mr. McMurrey may also be deemed to be a "parent" of the Corporation. For additional information relating to the percentage of voting control and other basis of control by CIVC and Mr. McMurrey/Rainbow Resources, see "Voting Securities, Principal Holders Thereof, and Management," the table therein and footnotes 4, 8, 9 and 10 thereto.

     Effective as of January 1994 the Company entered into a consulting agreement with Benchmark Equity Group, Inc. ("Benchmark") whereby Benchmark provided the Company with strategic advice related to the Company's overall business strategy, possible acquisitions and sources of acquisition financing. Benchmark also agreed to provide general business consulting services to the Company. In consideration for these services, in January 1994 the Company agreed to issue to Benchmark 430,000 shares of Common Stock at $0.12 per share (a price based on the Company's then current book value) and the Benchmark Warrant to purchase 400,000 shares at an exercise price of $.50 per share, which is currently exercisable, and expires in January 2004. In connection with the issuance of these securities, the Company granted Benchmark the right to require the Company, on one occasion subsequent to 13 months after the consummation of the IPO, to register such securities under the Securities Act, and also granted certain "piggy-back" registration rights to Benchmark. The Company had no relationship with Benchmark prior to entering into such agreement and entered into such agreement following arms-length negotiations. In August 1994, at the Company's request, Benchmark, which was then the beneficial owner of 16% of the Common Stock, loaned the Company $200,000 to provide funds to pay various offering and acquisition-related expenses. In consideration for such loan, Benchmark was issued a $150,000 8% Promissory Note and a $50,000 4% Convertible Note, which was convertible into 225,225 shares of Common Stock. The agreement to obtain such loan from Benchmark was obtained following arms-length negotiations and the terms of such loan are believed by the Company to be as favorable as could reasonably have been obtained by the Company in an arms-length negotiation with an unaffiliated party.


     For a discussion of employment agreements with certain of the Company's executive officers and directors, see "Compensation of Directors and Executive Officers--Employment Agreements" and "Compensation of Directors and Executive Officers--Consulting and Other Arrangements."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of September 30, 1996, certain information with respect to stock ownership of (i) all persons known by the Company to be beneficial owners of five percent or more of its outstanding Common Stock, (ii) each of the Company's directors and executive officers and
(iii) all directors and executive officers as a group.

  Name and Address                            Number of Shares            Percentage of Outstanding
  of Beneficial Owner (1)                       Beneficially               Shares of Common Stock
                                                   Owned                     Beneficially Owned
-----------------------------                -------------------          -----------------------
Robert M. McMurrey (2)(3)(4)                      1,871,666                        29.2%
110 N. College, Suite 200
Tyler, TX  75702

David Higginbotham (2)(3)(5)                        488,334                         7.7%
110 N. College, Suite 200
Tyler, TX  75702

Clifford E. McFarland (3)(6)                         19,000                          *
McFarland, Grossman & Company
9821 Katy Freeway, Suite 500
Houston, TX  77024

Charles C. Green III (3)(7)                          10,000                          *
Torch Energy Advisors, Inc.
1221 Lamar, Suite 1600
Houston, TX  77010

Continental Illinois Venture Corporation (8)      5,065,951                        49.0%
231 South La Salle Street
Chicago, IL  60697

Marcus D. Wedner (3)(9)                           5,075,951                        49.0%
Continental Illinois Venture Corporation
231 South La Salle Street
Chicago, IL  60697

Christopher J. Perry (3)(9)                       5,075,951                        49.0%
Continental Illinois Venture Corporation
231 South La Salle Street
Chicago, IL  60697

CIVC Partners I (10)                                443,473                         7.0%
c/o Continental Illinois Venture Corporation
231 South La Salle Street
Chicago, IL  60697

GM Holdings, L.L.C. (11)                     607,914                         9.6%
201 Fourth Avenue North,
11th Floor
Nashville, TN  37219

Benchmark Equity Group, Inc. (12)            430,000                         6.4%
700 Gemini
Houston, TX  77024

All Executive Officers &                   7,501,182                        71.4%
Directors as a
Group (Seven Persons) (13)

_____________________
*    Denotes less than one percent.

(1) Unless otherwise noted, the Company believes that all of such shares are owned of record by each individual named as beneficial owner and that such individual has sole voting and dispositive power with respect to the shares of Common Stock owned by each of them. Such person's percentage ownership is determined by assuming that the options or convertible securities that are held by such person, and which are exercisable within 60 days from the date hereof, have been exercised or converted, as the case may be.

(2)  Executive Officer.

(3)  Director.

(4) Mr. McMurrey is the sole owner of the outstanding stock of Rainbow Resources, which is the direct owner of 1,800,000 of such shares. Includes 71,666 shares underlying the currently exercisable portion of an option issued to Mr. McMurrey. By virtue of Mr. McMurrey's ownership of Rainbow Resources, he may be deemed to be a "parent" of the Company.

(5) Includes 38,334 shares underlying the currently exercisable portion of an option issued to Mr. Higginbotham.

(6)  Includes 10,000 shares underlying a stock option granted to Mr. McFarland.

(7)  Represents shares underlying a stock option granted to Mr. Green.

(8) Includes 3,991,260 shares of Common Stock underlying a currently exercisable warrant issued to Continental Illinois Venture Corporation ("CIVC"). Also includes 1,074,691 outstanding shares of Common Stock issued to parties related to and not related to CIVC, for which CIVC holds or will hold the voting rights. CIVC may be deemed to be the beneficial owner of such additional shares pursuant to the rules of attribution of beneficial ownership set forth in Rule 13d-3 under the Exchange Act. CIVC disclaims beneficial ownership of such 1,074,691 shares of Common Stock. Does not include the following other securities of the Company issued to CIVC: (a) liquidation value of $11,818,000 (or 11,818 shares) of non-voting Series A Preferred Stock (each share of Series A Preferred Stock is convertible into Common Stock after August 3, 2003), (b) immediately exercisable warrants to purchase 486,259 shares of non-voting Series B Preferred Stock, (each share of Series B Preferred Stock is convertible into six shares of Common Stock after August 3, 1997, or earlier upon the occurrence of an event of default as specified in the Purchase Agreement) and (c) a 14% Junior Subordinated Promissory Note in the principal amount of $7,878,600. CIVC may be deemed to be a "parent" of the Company pursuant to the Exchange Act. See "Certain Transactions."

(9) Includes 10,000 shares of Common Stock underlying stock options which each of Messrs. Wedner and Perry are entitled to receive. The remaining holdings represent shares of Common Stock issued or underlying currently exercisable warrants issued to CIVC, of which each of Messrs. Wedner and Perry is a Managing Director, and to certain related parties of CIVC

     (including CIVC Partners I, of which Messrs. Wedner and Perry are general partners) and others. Because they hold voting control over (i) the Company's securities owned by CIVC and (ii) the Company's securities covered by proxies granted by others to CIVC, each of Messrs. Wedner and Perry may be deemed to be the beneficial owner of such shares pursuant to the rules of attribution of beneficial ownership set forth in Rule 13d-3 under the Exchange Act. See "Certain Transactions."

(10) Such shares are also included in the figure reported for CIVC in this table, because CIVC holds the voting power, but not the dispositive power, for such shares. CIVC may be deemed to be the beneficial owner of such shares pursuant to the rules of attribution of beneficial ownership set forth in Rule 13d-3 under the Exchange Act. Does not include the following other securities of the Company issued to CIVC Partners I: (a) liquidation value of $1,313,000 (or 1,313 shares) of Series A Preferred Stock; (b) $875,400 in principal amount of the Subordinated Notes; and (c) 54,029 warrants to purchase shares of Teletouch non-voting Series B Preferred Stock. Each of Messrs. Wedner and Perry is a general partner of CIVC Partners I and each has voting control over the securities of the Company held by CIVC Partners I.

(11) Represents shares of Common Stock underlying a currently exercisable warrant issued to GM Holdings, L.L.C. Such shares are also included in the figure reported for CIVC in this table, because CIVC holds the voting power, but not the dispositive power, for such shares. CIVC may be deemed to be the beneficial owner of such shares pursuant to the rules of attribution of beneficial ownership set forth in Rule 13d-3 under the Exchange Act. Does not include the following other securities of the Company issued to GM Holdings, L.L.C.: (a) liquidation value of $1,800,000 (or 1,800 shares) of Series A Preferred Stock; (b) $1,200,000 in principal amount of the Subordinated Notes; and (c) 74,063 warrants to purchase shares of Teletouch non-voting Series B Preferred Stock.

(12) Includes 400,000 shares of Common Stock underlying a warrant issued to Benchmark. Benchmark is wholly-owned by Frank M. DeLape, its President, sole shareholder and sole director, who may be deemed to be the beneficial owner of the securities of the Company held by Benchmark. See "Certain Transactions."

(13) Includes 2,874,691 shares of Common Stock issued and outstanding, and 4,152,991 shares of Common Stock underlying exercisable warrants.

     There are no agreements or other arrangements or understandings known to the Company concerning the voting of the Common Stock of the Company or otherwise concerning control of the Company which are not disclosed herein. There are no pre-emptive rights applicable to the Company's securities.

                            SELLING SECURITYHOLDERS

     Each Selling Stockholder is offering for sale Shares previously issued by the Company, and Benchmark is offering for sale the Benchmark Warrants and shares of Common Stock issuable in the event of exercise thereof. The Selling Stockholders will pay up to $25,000 in offering expenses in connection with this offering. The Company has agreed to pay all expenses in excess of $25,000 in connection therewith (other than brokerage commissions and fees and expenses of their respective counsel). None of the Selling Securityholders has ever held any position with the Company or had any other material relationship with the Company. See "Certain Transactions."

     The following table sets forth the beneficial ownership of the Securities by each person who is a Selling Stockholder. The Company will not receive any proceeds from the sale of such securities by the Selling Stockholders.

                                        Common Stock
                                         of Selling
 NAME AND ADDRESS OF BENEFICIAL OWNER   Stockholders   Percent of Commons Stock Owned
 ------------------------------------   ------------   ------------------------------
                                                         Prior to           After
                                                         Offering         Offering
                                                         --------         --------
Michele Grimstad (1)                      150,000           2.4%               0%
c/o Aintree Capital
201 Fourth Avenue North, 11th Floor
Nashville, TN 37219

John Maggart                              150,000           2.4%               0%
c/o Aintree Capital
201 Fourth Avenue North, 11th Floor
Nashville, TN 37219

GS Capital, L.L.C. (1)                    100,000           1.6%               0%
c/o Carl Grimstad
Aintree Capital
210 Fourth Avenue North, 11th Floor
Nashville, TX 37219

Benchmark Equity Group (2)                430,000           6.4%               0%
700 Gemini
Houston, TX 77058

(1) Does not include 607,914 shares of Common Stock issued to GM Holdings, L.L.C. Carl Grimstad, the manager of GM Holdings, L.L.C. is Mrs. Grimstad's son. See "Principal Stockholders." CIVC holds the voting power, but not the dispositive power, for such shares. Also does not include the following other securities of the Company issued to GM Holdings, L.L.C.: (a) liquidation value of $1,800,000 (or 1,800 shares) of Series A Preferred Stock; (b) $1,200,000 in principal amount of the Subordinated Notes; and
     (c) 74,063 warrants to purchase shares of Teletouch non-voting Series B Preferred Stock.
(2)  Includes 400,000 shares underlying the Benchmark Warrant.

            MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

     Prior to the Company's initial public offering in December 1994 there had been no public market for the securities of the Company. As of December 21, 1994 the Company's securities were listed for quotation on the NASDAQ Small-Cap Market ("NASDAQ") under the symbols: TELL and TELLW. As of December 21, 1994, the Company's securities were listed for trading on the Boston Stock Exchange ("BSE") under the symbols TLL and TLLW. There can be no assurance that the Company will be able to continue to satisfy the requirements for quotation on NASDAQ or listing on BSE.

     The following table sets forth, for the periods indicated, the reported high and low bid and asked price quotations for the Common Stock and Class A Warrants for the periods such securities were traded on NASDAQ. Such quotations reflect inter-dealer prices, but do not include retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

                                               Common Stock           Class A Warrants
                                            -----------------        ------------------
                                                  Bid ($)                  Bid ($)
                                            -----------------        ------------------
       Period of Quotation                    High      Low            High       Low
-----------------------------               --------  -------        --------   -------
Fiscal 1995:     Third Quarter (1)           4-3/8     2-3/4           7/8        1/4
-----------
                 Fourth Quarter              3-9/16    2-7/8           9/16       1/4

Fiscal 1996:     First Quarter               4-3/4     3-1/4          1-3/22     11/32
-----------
                 Second Quarter              4-1/16    2-7/8          13/16       1/2

                 Third Quarter                 4      3-1/16          19/32       1/4

                 Fourth Quarter                6       3-3/4          1-1/8      13/32

Fiscal 1997:     First Quarter               5 3/8     2 5/8           3/4        1/4
-----------

__________________
(1) Reflects quotations commencing December 21, 1994 (the date of initial quotation of the Common Stock and the Class A Warrants on NASDAQ).

     As of the date hereof, there are 6,347,416 shares of Common Stock outstanding and 2,300,000 Class A Warrants outstanding. As of October 24, 1996, there were 41 holders of record of the Common Stock, in excess of 300 beneficial holders and 15 holders of record of the Class A Warrants based upon information furnished by Continental Stock Transfer & Trust Company, New York, New York, the transfer agent for the Common Stock and the Class A Warrants. The number of holders of record does not reflect the number of beneficial holders of the Company's Common Stock or Class A Warrants for whom shares and warrants are held by banks, brokerage firms and others. The closing bid and asked prices of the Common Stock and the Class A Warrants as reported by NASDAQ on October 24, 1996 were: $2.88 and $2.88 per share of Common Stock, respectively; and $0.25 and $0.25 per Class A Warrant, respectively.

     The Company has never paid and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. As of September 30, 1996, the Company has outstanding $15,000,000 in initial liquidation value of Series A Preferred Stock. Dividends on the Series A Preferred Stock accrue at 14% per annum. Such dividends may be paid in kind by the issuance of additional securities. Cash payment of any dividends on the Company's Common Stock, and the redemption of the Preferred Stock, are prohibited so long as the Facility Credit Facility is outstanding. See "Management's Discussion and Analysis." The Company intends to retain all earnings for use in the Company's business operations and in the expansion of its business.


                           DESCRIPTION OF SECURITIES

PREFERRED STOCK

     The Certificate of Incorporation of the Company authorizes the issuance of up to 5,000,000 shares of preferred stock, $.001 par value per share. The Board of Directors is authorized to issue shares of preferred stock from time to time in one or more series and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, to establish and designate any such series and to fix the number of shares and the relative conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. If shares of preferred stock with voting rights are issued by the Company, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the amount which the Company is authorized to issue. In addition, issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, preferred stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividends and liquidation rights.

SERIES A PREFERRED STOCK

     The Board of Directors has designated and authorized the issuance of 15,000 shares of Series A 14% Cumulative Preferred Stock ("Series A Preferred Stock"), all of which are issued and outstanding. Each share of Series A Preferred Stock has a liquidation preference of $1,000 per share. Each share of Series A Preferred Stock entitles the holder thereof to receive cumulative dividends, accrued daily, of 14% of the liquidation value per annum; provided, however, that commencing on August 3, 2002, to the extent the Series A Preferred Stock has not been redeemed, the dividend rate per annum shall increase from 14% to 16%. Dividends become payable and are accumulated on the last day of August, November, February and May of each year, beginning August 31, 1995. Dividends accrue on each share of Series A

Preferred Stock whether or not earned or declared and whether or not there are funds of the Company legally available for payment thereof. Except as otherwise provided by law, shares of Series A Preferred Stock have no voting rights; except that the holders of two-thirds of the Series A Preferred Stock then outstanding must approve any merger, consolidation, sale of all or substantially all of the assets, or the dissolution or liquidation of the Company.

     The Series A Preferred Stock is subject to redemption by the Company at any time, provided that it must redeem a minimum of $1,000,000 liquidation value at a time, pro rata to the recordholders of the Series A Preferred Stock. No shares of Series A Preferred Stock designated for redemption pursuant to any notice of redemption shall be entitled to any dividends after the applicable redemption date. On the redemption date, all rights of the holders of such shares as stockholders of the Company by reason of the ownership of such shares shall cease, except the right to receive the redemption price of such shares upon presentation and surrender of the certificate representing such shares. No Series A Preferred Stock designated for redemption shall be deemed to be outstanding after the redemption date. The redemption price is $1,000.00 per share of Series A Preferred Stock, plus the amount of any accrued and unpaid dividends on such share on the date such redemption price is paid. Upon the request of the holders of a majority of the Series A Preferred Stock then outstanding, all of the Series A Preferred Stock outstanding shall be redeemed by the Company. The demand for redemption of Series A Preferred Stock shall be allowed upon the first to occur of (i) such time as the ratio of the Company's consolidated debt to EBITDA for any period of 12 consecutive months is less than
2.0 and (ii) receipt by the Company of aggregate proceeds (less discounts and commissions) during any period of 12 consecutive months of $30 million or more from the sale of any series or class of the Company's capital stock.

     Each share of Series A Preferred Stock is convertible at the option of the holder thereof, after August 3, 2003, into shares of Common Stock. The number of shares of Common Stock into which shares of Series A Preferred Stock are convertible is derived by dividing (1) the sum of (A) the product of the number of shares of Series A Preferred Stock to be converted and $1,000 plus (B) the aggregate amount of accrued and unpaid dividends with respect to such shares of Series A Preferred Stock by (2) the conversion price ("Conversion Price") then in effect, which is adjustable. The initial and present Conversion Price is $3.50. In no case shall the Conversion Price be greater than the fair market price of the Common Stock determined at the time of conversion of the Series A Preferred Stock.

     In the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, and after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Preferred Stock shall be entitled to receive, for each share of Series A Preferred Stock, $1,000.00 plus accrued and unpaid dividends to the distribution date, prior to any payment or distribution to the holders of stock ranking junior to the Series A Preferred Stock as to liquidation rights.

SERIES B PREFERRED STOCK

     The Board of Directors has designated and authorized the issuance of 617,189 shares of Series B Preferred Stock ("Series B Preferred Stock"), 130,930 of which are issued and outstanding. Each share of Series B Preferred Stock is convertible at the option of the holder thereof, after August 3, 1997, into six shares of Common Stock. In the event that the Company declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) the Company shall also declare and pay to the holders of the Series B Preferred Stock at the same time the dividends which would have been declared and paid with respect to the Common Stock issuable had all of the outstanding Series B Preferred Stock been converted immediately prior to the record date for such dividend (disregarding for such purposes the prohibition on such conversion prior to August 3, 1997). In the event that the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock ("Purchase Rights"), then each holder of Series B Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's Series B Preferred Stock. Except as otherwise provided by law, shares of Series B Preferred Stock have no voting rights.

COMMON STOCK

     The Company is authorized to issue 25,000,000 shares of Common Stock, $.001 par value per share, of which 6,347,416 shares are issued and outstanding as of the date hereof. Each outstanding share of Common Stock is entitled to one vote on all matters that may be voted upon by the owners thereof at meetings of the stockholders. The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefrom when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have, except as described below, preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders. The payment of dividends are restricted by the terms of the current Debt Financing.

CLASS A WARRANTS

     The Company issued 2,300,000 Class A Warrants in connection with the IPO. Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $4.50 during an exercise period commencing on December 21, 1994 and expiring five years thereafter.

     The Company may at any time, and from time to time, extend the exercise period of Class A Warrants, provided that written notice of such extension is given to the Class A

Warrant holders prior to the expiration date then in effect. Also, the Company may reduce the exercise price of the Class A Warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors of the Company. Notice of any reduction of the exercise price will be given to the Class A Warrant holders. The Company does not presently contemplate any extension of the exercise period nor any reduction in the exercise price of the Class A Warrants.

     The Class A Warrants are subject to price adjustment upon the occurrence of certain events including subdivisions or combinations of the Common Stock.

     Pursuant to applicable federal and state securities laws, holders of Class A Warrants will not be able to exercise their Class A Warrants unless at the time of exercise the Company has a current prospectus covering the shares of Common Stock underlying the Class A Warrants.

     The Class A Warrants were issued pursuant to the terms and conditions of a Warrant Agreement by and between the Company and Continental Stock Transfer & Trust Company.

BENCHMARK WARRANTS

     On August 8, 1994 the Company issued the Benchmark Warrants which entitle the holder thereof at any time or from time to time from and after April 1, 1995, but not later than January 31, 2004 to purchase from the Company 400,000 shares of Common Stock. The Benchmark Warrants are exercisable at a purchase price of $0.50 per share, subject to adjustment. In connection with the issuance of the Benchmark Warrants, the Company granted Benchmark pursuant to a Registration Rights Agreement the right to require the Company, on one occasion subsequent to 13 months after the consummation of the IPO, to register such securities under the Securities Act, and also granted certain "piggy-back" registration rights to Benchmark. Benchmark has made demand for registration which in part resulted in the Company filing this Registration Statement, of which this Prospectus is a part.

REDEMPTION PROVISIONS

     Capital Stock. Under the Communications Act, not more than 20% of the Company's capital stock may be owned of record by other than United States citizens or entities. The Company's Certificate of Incorporation authorizes the Board of Directors to redeem any of the Company's outstanding capital stock to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency. Such stock may be redeemed at the lesser of (i) fair market value or (ii) such holder's purchase price (if the stock was purchased within a year of such redemption). See "Business-- Regulation."

     Class A Warrants. The outstanding Class A Warrants may be redeemed by the Company upon 30 days' written notice at a price of $0.10 per Class A Warrant, provided that the closing bid price of the Common Stock has been at least $5.625 for 15 consecutive trading days ending within five trading days prior to the date of the notice of redemption. In the event a current prospectus is not available, the Class A Warrants may not be exercisable and the Company will be precluded from redeeming the Class A Warrants. Any Class A Warrant holder who does not exercise prior to the redemption date, as set forth in the Company's notice of redemption, will forfeit the right to purchase the Common Stock underlying the Class A Warrants and after the redemption date or upon conclusion of the exercise period any outstanding Class A Warrants will become void and be of no further force or effect, unless extended by the Board of Directors of the Company.

REGISTRATION RIGHTS

     Various parties have demand and piggy-back registration rights with respect to their securities issued by the Company. The exercise of any of such registration rights may result in dilution to the interest of the Company's shareholders, hinder efforts by the Company to arrange future financing of the Company and/or have an adverse effect on the market price of the Common Stock.

TRANSFER AND WARRANT AGENT

     Continental Stock Transfer & Trust Company, New York, New York is the Registrar and Transfer and Warrant Agent for the Company's securities.

BUSINESS COMBINATION PROVISIONS

     The Company has expressly not opted out of, and is therefore subject to,
Section 203 of the Delaware General Corporation Law regulating "business combinations" (which are defined to include a broad range of transactions) between Delaware corporations and "interested stockholders" (defined as persons who have acquired at least 15% of a corporation's stock). Under this provision, a corporation subject to Section 203 may not engage in any business combination with any interested stockholder for a period of three years from the date such person became an interested stockholder unless certain conditions are satisfied. Such provision may have the effect of delaying or preventing a change in control of the Company. Section 203 contains provisions enabling a corporation to avoid the statute's restrictions.

ANTI-TAKEOVER MEASURES

     The Company's Certificate of Incorporation and By-Laws contain provisions that could discourage potential takeover attempts and prevent shareholders from changing the Company's management. The By-Laws provide for a classified Board of Directors and that certain vacancies on the Board of Directors shall be filled only by a majority of the remaining Directors then in office. See "Management."

     In addition, the Company's By-Laws provide that no proposal by a shareholder shall be presented for vote at a special or annual meeting of shareholders unless such shareholder shall, not later than the close of business on the fifth day following the date on which notice of the meeting is first given to shareholders, provide the Board of Directors or the Secretary of the Company with written notice of intention to present a proposal for action at the forthcoming meeting of shareholders, which notice shall include the name and address of such shareholder, the number of voting securities he holds of record and which he holds beneficially, the text of the proposal to be presented at the meeting and a statement in support of the proposal. Any shareholder may make any other proposal at an annual meeting or special meeting of shareholders and the same may be discussed and considered, but unless stated in writing and filed with the Board of Directors or the Secretary prior to the date set forth hereinabove, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the shareholders taking place 60 days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business proposed by a shareholder (acting in such capacity) shall be acted upon at such annual meeting unless stated and filed as described above.


                             PLAN OF DISTRIBUTION

     The Shares, Benchmark Warrants and Warrant Shares subject hereto are being offered for sale by the Selling Securityholders. Consequently, the Selling Securityholders will receive the proceeds from the sale of such securities by the Selling Securityholders pursuant to this Prospectus. The Company will receive the proceeds, if any, from the exercise of the Benchmark Warrants. The Securities may be sold to purchasers from time to time directly by and subject to the discretion of the Selling Securityholders. The Selling Securityholders may from time to time offer their respective securities for sale through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of such securities for whom they may act as agents. The Selling Securityholders and any underwriter, dealer or agent who participates in the distribution of such Selling Securityholders' securities may be deemed to be "underwriters" under the Securities Act and any profit on the sale of such securities by any of them and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting compensation under the Securities Act.

     At the time a particular offer of the Securities is made by or on the behalf of a Selling Securityholder, a Prospectus and a Prospectus Supplement, to the extent required, will be distributed which will set forth the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for such securities purchased from the Selling Securityholders, any discounts, commissions and other items constituting compensation from the Selling Securityholders, any discounts, commissions or concessions allowed, reallowed or paid to dealers, and the proposed selling price to the public.

     The Securities may be sold from time to time in one or more transactions:
(i) at an offering price which is fixed or which may vary from transaction to transaction depending upon the time of sale, or (ii) at prices otherwise negotiated at the time of sale. Such prices will be determined by the Selling Securityholders or by agreement between the Selling Securityholders and their underwriter.

     In order to comply with the applicable securities laws, if any, of certain states, the Securities will be offered or sold in such states through registered or licensed brokers or dealers in those states. In addition, in certain states, such securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, in connection with transactions in the Shares during the effectiveness of the registration statement of which this Prospectus is a part. All of the foregoing may affect the marketability of such securities.

     The Company has paid all of the expenses incident to the registration of the foregoing securities (including registration pursuant to the securities laws of certain states) other than: (i) the first $25,000 in expenses related to such registration, which will be paid by the Selling Shareholders; (ii) any fees or expenses of any counsel retained by any Selling Securityholder and any out-of-pocket expenses incurred by any Selling Stockholder or any person retained by any Selling Stockholder in connection with registration of the Securities; and
(iii) commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.

                                 LEGAL MATTERS

     Certain legal matters in connection with the registration of the securities offered hereby will be passed upon for the Company by De Martino Finkelstein Rosen & Virga, Washington, D.C.


                                    EXPERTS

     The consolidated financial statements of Teletouch Communications, Inc. at May 31, 1996 and 1995, and for each of the three years in the period ended May 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       Page
                                                                                       ----
CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY

For the Three Month Period Ended August 31, 1996 (Unaudited)
------------------------------------------------------------

Condensed Consolidated Balance Sheets as of August 31, 1996 and May 31, 1996           F-2
Condensed Consolidated Statements of Operations for the three months ended
  August 31, 1996 and August 31, 1995                                                  F-3
Condensed Consolidated Statements of Cash Flow for the three months ended
  August 31, 1996 and August 31, 1995                                                  F-4
Notes to Condensed Consolidated Financial Statements                                   F-5

For the Fiscal Year Ended May 31, 1996
--------------------------------------

Report of Independent Auditors                                                         F-8
Consolidated Balance Sheets as of May 31, 1996 and May 31, 1995                        F-9
Consolidated Statements of Operations for the fiscal years ended
  May 31, 1996, 1995 and 1994                                                          F-10
Consolidated Statements of Cash Flows for the fiscal years ended
  May 31, 1996,1995 and 1994                                                           F-11
Consolidated Statements of Shareholder's Equity                                        F-12
Notes to Consolidated Financial Statements                                             F-13

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)




                                                           August 31     May 31
                                                             1996         1996
                                                          -----------  ---------
                                                          (Unaudited)
                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................  $    2,663    $  1,021
  Accounts receivable, net..............................       2,267       1,705
  Inventory, net........................................       3,721       3,498
  Deferred income tax assets............................         124         124
  Prepaid expenses and other current assets.............         579         336
                                                             -------    --------
                                                               9,354       6,684

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation..........................................      20,729      20,198

GOODWILL, INTANGIBLES AND OTHER ASSETS, net of
  accumulated amortization..............................      65,242      57,080
                                                             -------    --------
                                                          $   95,325    $ 83,962
                                                             =======    ========

           LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses.................    $  4,269     $ 3,562
  Deferred revenue......................................       1,196         981
                                                             -------    --------
                                                               5,465       4,543

LONG-TERM DEBT..........................................      76,681      60,115

COMMITMENTS AND CONTINGENCIES

DEFERRED INCOME TAXES...................................         584         740

STOCKHOLDERS' EQUITY:
  Series A cumulative preferred stock, $.001 par value..          --          --
  Series B preferred stock, $.001 par value.............          --          --
  Common stock, $.001 par value.........................           6           6
  Additional paid-in capital............................      24,865      24,865
  Accumulated deficit...................................     (12,276)     (6,307)
  Stock subscription receivable.........................          --          --
                                                             -------    --------
                                                              12,595      18,564
                                                             -------    --------
                                                            $ 95,325    $ 83,962
                                                             =======    ========

     See Accompanying Notes to Condensed Consolidated Financial Statements

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
                CONDENDSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN THOUSANDS - EXCEPT SHARES AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                      Three Months ended
                                                            August 31,
                                                    ------------------------
                                                         1996         1995
                                                    -----------  -----------
Pager sales and service revenue..................   $   8,906    $   4,921
Other sales and service revenue..................         669          658
Cost of products sold............................      (1,299)      (1,078)
                                                    ---------    ---------
 Net revenue                                            8,276        4,501

Expenses:
 Operating.......................................       1,919          928
 Selling.........................................       1,527          919
 General and administrative......................       1,913        1,217
 Depreciation and amortization...................       2,965        1,479
 Merger termination charges......................         522           --
                                                    ---------    ---------
Total expenses...................................       8,846        4,543
                                                    ---------    ---------
Operating loss...................................        (570)         (42)

Interest expense, net............................      (1,987)      (1,029)
                                                    ---------    ---------

Loss before income taxes and extraordinary item..      (2,557)      (1,071)
Income tax benefit...............................        (156)        (347)
                                                    ---------    ---------

Loss before extraordinary item...................      (2,401)        (724)

Extraordinary item, early debt retirement........      (3,568)           -
                                                    ---------    ---------

Net loss.........................................      (5,969)        (724)
Preferred stock dividends........................        (596)        (175)
                                                    ---------    ---------

Loss applicable to common stock..................   $  (6,565)   $    (899)
                                                    =========    =========

Loss per share...................................
 Loss before extraordinary item..................   $   (0.47)   $   (0.17)
 Extraordinary item..............................       (0.56)          --
                                                    ---------    ---------
 Net loss per share..............................   $   (1.03)   $   (0.17)
                                                    =========    =========

Weighted Average Shares Outstanding                 6,347,416    5,272,725
                                                    =========    =========

     See Accompanying Notes to Condensed Consolidated Financial Statements

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                            Three Months Ended
                                                                  August 31,
                                                            -------------------
                                                               1996       1995
                                                            --------   --------
OPERATING ACTIVITIES:
Net loss...................................................  $ (5,969)  $   (724)
   Adjustments to reconcile net loss to net cash
  provided by operating activities:
  Loss on early retirement of debt.........................     3,568         --
  Depreciation and amortization.........................        2,965      1,479
  Non cash interest expense................................       670        114
  Deferred income taxes....................................      (156)      (346)
  Changes in operating assets and liabilities:
   Accounts receivable, net................................      (343)      (184)
   Inventories.............................................      (488)       166
   Prepaid expenses and other  current  assets.............       (99)        98
   Accounts payable and accrued expenses.................         326        560
   Deferred revenue........................................       193        200
                                                             --------   --------

Net cash provided by operating activities..................       667      1,363
                                                             --------   --------

INVESTING ACTIVITIES:
 Capital expenditures, including pagers....................      (572)      (124)
 Acquisitions, net of cash acquired........................   (10,626)   (50,600)
 Deferred costs associated with pending acquisitions, net..         6         --
 Decrease in other assets..................................        --        (26)
                                                             --------   --------

Net cash used for investing activities.....................   (11,192)   (50,750)
                                                             --------   ---------

FINANCING ACTIVITIES:
 Debt incurred in connection with acquisitions.............    10,626     35,194
 Proceeds from new debt....................................    57,173         --
 Payments on long-term debt................................   (52,700)        (9)
 Payments to related parties...............................        --         (7)
 Debt issue costs..........................................    (2,932)        --
 Net proceeds from preferred stock and
  common stock warrants....................................        --     15,891
 Proceeds from stock subscription receivable...............        --         52
                                                             --------   --------

Net cash provided by financing activities..................    12,167     51,121
                                                             --------   --------


NET INCREASE IN CASH AND CASH EQUIVALENTS..................     1,642      1,734
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...........     1,021        715
                                                             --------   --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD.................  $  2,663   $  2,449
                                                             ========   ========

     See Accompanying Notes to Condensed Consolidated Financial Statements

                         TELETOUCH COMMUNICATION, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


NOTE A - SIGNIFICANT ACCOUNTING POLICIES

The unaudited condensed consolidated financial statements of Teletouch Communications, Inc., and its subsidiaries (the "Company") for the periods ended August 31, 1996 and 1995 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Significant accounting policies followed by the Company were disclosed in the notes to the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended May 31, 1996. The balance sheet at May 31, 1996 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the accompanying condensed consolidated financial statements contain the material adjustments necessary to present fairly the financial position of the Company at August 31, 1996 and May 31, 1996 and the results of its operations and cash flows for the periods ended August 31, 1996 and 1995. All such adjustments are of a normal recurring nature. Interim period results are not necessarily indicative of the results to be achieved for the full year. The financial statements for the periods ended August 31, 1996 and 1995 include the results of operations for companies acquired by Teletouch from the effective date of the acquisition, see Note B.

IMPAIRMENT OF LONG-LIVED ASSETS: In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets carrying amount. The Company has adopted Statement 121 in the first quarter of fiscal year 1997 and has determined that no material impairment loss has occurred.

NOTE B - ACQUISITIONS

During the first quarter of fiscal year 1997, the Company completed the acquisition of all of the stock of Russell's Communication, Inc., d.b.a. LaPageCo ("LaPageCo") and AACS Communications, Inc. ("AACS") for cash consideration of approximately $2.3 million and $1.9 million, respectively. In addition, the Company acquired substantially all of the assets of Warren Communications, Inc. ("Warren"), for cash consideration of approximately $5.1 million and Dave Fant Company, d.b.a. Oklahoma Radio Systems ("ORS") for cash consideration of approximately $2.1 million. The consideration paid for these acquisitions was obtained from the amounts available under the Company's existing credit facility.

Each of these acquisitions have been accounted for using the purchase method of accounting. Of the total purchase price for these acquisitions, for financial reporting purposes, the preliminary allocation will be approximately $0.9 million to property, plant and equipment, $0.2 million to accounts receivable, $0.2 million to inventory and other assets, $4.0 to FCC licenses, $3.6 million to subscriber bases, $0.4 million to non-compete, with the remaining amount allocated to goodwill.

The following unaudited pro forma summary financial information presents the results of operations of the Company as if the acquisitions, and related financing, had occurred at the beginning of each period presented. This summary may not be indicative of what would have occurred had the acquisitions been made as of these dates or of results which may occur in the future. The historical financial statements used to prepare the summary reflect the acquisitions from the effective date of the respective acquisition forward, using the purchase method of accounting, based on the estimated fair values of assets purchased and liabilities assumed.


                                                           THREE MONTHS ENDED
                                                                AUGUST 31,
                                                          --------------------
                                                               (Unaudited)
                                                            1996         1995
                                                          -------      -------
     Net revenue...................................       $ 9,172      $ 8,058
                                                          =======      =======
     Operating income (loss).......................       $  (366)     $   301
                                                          =======      =======
     Net loss before extraordinary item............       $(2,184)     $(1,136)
                                                          =======      =======
     Extraordinary item............................       $(3,568)     $    --
                                                          =======      =======
     Net Loss......................................       $(5,752)     $(1,136)
                                                          =======      =======
     Loss per share:
        Loss before extraordinary item.............       $ (0.44)     $ (0.32)
                                                          =======      =======
        Extraordinary item per share...............       $ (0.56)     $    --
                                                          =======      =======
        Net Loss per share.........................       $ (1.00)     $ (0.32)
                                                          =======      =======

NOTE C - GOODWILL, INTANGIBLES AND OTHER ASSETS

Goodwill, intangibles and other assets consist of the following:

                                                         AUGUST 31,    MAY 31,
                                                            1996        1996
                                                         ---------     -------
                                                        (Unaudited)
     Goodwill......................................       $22,417      $20,380
     Subscriber bases..............................        27,606       24,014
     FCC licenses..................................        19,670       15,600
     Deferred acquisition costs....................           597          998
     Non-compete agreements........................           650          300
     Debt issue costs..............................         3,467        3,795
     Other.........................................           203          203
                                                          -------      -------
                                                           74,610       65,290
  Accumulated amortization.........................        (9,368)      (8,210)
                                                          -------      -------
                                                          $65,242      $57,080
                                                          =======      =======

NOTE D - LONG-TERM DEBT

Long-term debt consists of the following:

                                                         AUGUST 31,    MAY 31,
                                                            1996        1996
                                                         ---------     -------
                                                        (Unaudited)
     Notes Payable.................................       $66,800      $50,700
     Junior Subordinated Notes.....................         9,881        9,415
                                                          -------      -------
                                                          $76,681      $60,115
                                                          =======      =======

In July 1996, the Company entered into an agreement with a group of lenders, led by Chase Manhattan Bank, to provide new loans in an amount not to exceed $95 million (the "Credit Facility"). As of August 31, 1996, $66.8 million of the Credit Facility had been funded and $28.2 million is available for future funding. The funding from the Credit Facility was used to repay notes payable to FINOVA Capital Corporation (the "FINOVA Loan"), and to provide the financing necessary to complete the acquisitions discussed in Note B. As a result of the repayment of the FINOVA Loan, the Company was required to pay a $1 million prepayment penalty to FINOVA Capital Corporation ("FINOVA"). The prepayment penalty, and the unamortized deferred loan costs associated with the FINOVA Loan of approximately $2.6 million, have been recorded as an extraordinary expense. Direct costs incurred in connection with obtaining the Credit Facility of approximately $2.9 million have been deferred and are being amortized, using the effective interest rate method, over the term of the loan.

The Credit Facility bears interest, at the Company's designation, at a floating rate of either the prime rate plus 1% to 2% or LIBOR plus 2% to 3% depending on the leverage ratio of the Company and is secured by substantially all of the assets of the Company and its subsidiaries. Borrowings under the Credit Facility require that the principal be repaid in escalating quarterly installments beginning in February 1998 and ending in fiscal year 2004. The terms require that the Company obtain an interest rate protection agreement, within one hundred and twenty days of closing, to protect at least 50% of the commitments against fluctuations in the three-month LIBOR rate for a period of at least three years. In addition, the terms require the maintenance of certain specified financial and operating covenants, provide for restrictions on capital expenditures and future acquisitions, prohibit any payments on the Junior Subordinated Notes or the payment of dividends.

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Teletouch Communications, Inc. and subsidiaries



We have audited the accompanying consolidated balance sheets of Teletouch Communications, Inc. and subsidiaries as of May 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended May 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Teletouch Communications, Inc. and its subsidiaries at May 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended May 31, 1996, in conformity with generally accepted accounting principles.



                                                  ERNST & YOUNG LLP


Dallas, Texas
July 12, 1996, except for
Notes E and M as to which
the date is August 2, 1996.

                 TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
                                 CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                        May 31,
                                                                   -------------------
                                                                     1996       1995
                                                                   --------   --------
                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................   $ 1,021    $   715
  Accounts receivable, net of allowance of $310 in 1996
    and $379 in 1995.............................................     1,705        856
  Inventory......................................................     3,498      1,080
  Federal income tax refund receivable...........................        --        122
  Deferred income tax assets.....................................       124        148
  Prepaid expenses and other current assets......................       336        248
                                                                    -------    -------
                                                                      6,684      3,169

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation of $5,258 in 1996 and $2,064 in 1995..............    20,198      6,619

GOODWILL, INTANGIBLES AND OTHER ASSETS, net of
  accumulated amortization of $8,210 in 1996 and $1,830 in 1995..    57,080     22,464
                                                                    -------    -------
                                                                    $83,962    $32,252
                                                                    =======    =======

           LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses..........................   $ 3,562    $ 1,670
  Current portion of long-term debt..............................        --      2,114
  Deferred revenue...............................................       981        379
                                                                    -------    -------
                                                                      4,543      4,163

LONG-TERM DEBT, less current portion.............................    60,115     17,765

COMMITMENTS AND CONTINGENCIES

DEFERRED INCOME TAXES............................................       740      2,965

STOCKHOLDERS' EQUITY:
  Series A cumulative preferred stock, $.001 par value...........        --         --
  Series B preferred stock, $.001 par value......................        --         --
  Common stock, $.001 par value..................................         6          5
  Additional paid-in capital.....................................    24,865      8,893
  Accumulated deficit............................................    (6,307)    (1,487)
  Stock subscription receivable..................................        --        (52)
                                                                    -------    -------
                                                                     18,564      7,359
                                                                    -------    -------
                                                                    $83,962    $32,252
                                                                    =======    =======

          See Accompanying Notes to Consolidated Financial Statements

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (IN THOUSANDS - EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                                   Year ended May 31,
                                                          -------------------------------------
                                                             1996         1995         1994
                                                          -----------  -----------  -----------
Pager sales and service revenue.........................  $   29,083   $    6,608   $    1,762
Other sales and service revenue.........................       2,642        2,066        1,503
Cost of products sold...................................      (4,679)      (2,084)        (766)
                                                          ----------   ----------   ----------
                                                              27,046        6,590        2,499

Costs and expenses:
   Operating............................................       6,011        1,357          920
   Selling..............................................       4,537        1,476          427
   General and administrative...........................       7,788        2,037          545
   Depreciation and amortization........................       9,310        1,822          307
                                                          ----------   ----------   ----------
Total costs and expenses................................      27,646        6,692        2,199
                                                          ----------   ----------   ----------
Operating income (loss).................................        (600)        (102)         300

Interest expense, net...................................      (6,421)      (1,626)        (143)

Consulting expenses associated with strategic planning..          --           --         (495)

Gain on sale of answering service.......................          --          103            -
                                                          ----------   ----------   ----------

Loss before income taxes................................      (7,021)      (1,625)        (338)

Income tax expense (benefit)
   Current..............................................          --            -           60
   Deferred.............................................      (2,201)        (188)        (113)
                                                          ----------   ----------   ----------
                                                              (2,201)        (188)         (53)
                                                          ----------   ----------   ----------

Net loss................................................      (4,820)      (1,437)        (285)
Preferred stock dividends...............................      (1,837)          --           --
                                                          ----------   ----------   ----------

Loss applicable to common stock.........................  $   (6,657)  $   (1,437)  $     (285)
                                                          ==========   ==========   ==========

Loss per share..........................................      $(1.15)     $( 0.39)      $(0.09)
                                                          ==========   ==========   ==========

Weighted Average Shares Outstanding.....................   5,790,522    3,686,704    3,295,225
                                                          ==========   ==========   ==========

          See Accompanying Notes to Consolidated Financial Statements

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)


                                                                   Year ended May 31,
                                                              -----------------------------
                                                                1996       1995      1994
                                                              ---------  ---------  -------
OPERATING ACTIVITIES:
Net loss....................................................  $ (4,820)  $ (1,437)   $(285)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation and amortization...........................     9,310      1,822      307
    Consulting expenses associated with strategic planning..        --         --      495
    Non cash interest expense...............................     1,999        614       --
    Gain on sale of answering service.......................        --       (103)      --
    Deferred income taxes...................................    (2,201)      (210)    (112)
    Changes in operating assets and liabilities:
      Accounts receivable, net..............................      (328)      (718)     (69)
      Inventories...........................................    (1,759)      (293)     (23)
      Prepaid expenses and other current assets.............      (150)      (342)       2
      Accounts payable and accrued expenses.................     1,147        778       77
     Deferred revenue.......................................       105        148       19
                                                              --------   --------    -----

Net cash provided by operating activities...................     3,303        259      411
                                                              --------   --------    -----

INVESTING ACTIVITIES:
  Capital expenditures, including pagers..................      (3,124)      (569)    (140)
  Acquisitions, net of cash acquired......................     (51,801)   (23,317)      --
  Deferred costs associated with pending acquisitions.....        (157)      (689)      --
  Increase in other assets................................          --        (96)      --
  Payments received on long-term receivable...............          --         33       31
  Net proceeds from sale of answering service.............          --        103       --
                                                              --------   --------    -----

Net cash used for investing activities....................     (55,082)   (24,535)    (109)
                                                              --------   --------    -----

FINANCING ACTIVITIES:
  Debt incurred in connection with acquisitions...........      38,029     19,392        -
  Proceeds from new debt..................................       1,200      1,138       90
  Payments on long-term debt..............................        (404)    (1,841)    (284)
  Proceeds from related part..............................          --        236      107
  Payments to related parties.............................          (7)      (681)    (221)
  Debt issue costs........................................      (2,758)      (702)      --
  Net proceeds from preferred stock and
   common stock warrants..................................      15,973         --       --
  Proceeds from stock subscription receivable.............          52         --       --
  Net proceeds from public offering.......................          --      7,388       --
                                                              --------   --------    -----

Net cash provided (used) by financing activities..........      52,085     24,930     (308)
                                                              --------   --------    -----


NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......         306        654       (6)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........         715         61       67
                                                              --------   --------    -----

CASH AND CASH EQUIVALENTS AT END OF PERIOD................    $  1,021   $    715    $  61
                                                              ========   ========    =====

          See Accompanying Notes to Consolidated Financial Statements

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     (IN THOUSANDS EXCEPT NUMBER OF SHARES)

                                          Preferred Stock                                    Additional  Accumulated       Stock
                                   ----------------------------------
                                       Series A          Series B          Common Stock        Paid-In     Earnings    Subscription
                                   ----------------   ---------------   ------------------
                                    Shares   Amount   Shares   Amount     Shares    Amount     Capital     (Deficit)    Receivable
                                   -------   ------   ------   ------   ---------   ------    ---------   ----------   ------------
Balance at May 31, 1993........        --        --       --       --   2,250,000   $    2      $   172      $   235           --

 Net loss......................        --        --       --       --          --       --           --         (285)          --
 Issuance of common stock......        --        --       --       --     430,000        1          546           --    $     (52)
                                   ------    ------   ------   ------   ---------   ------      -------   ----------    -----------

Balance at May 31, 1994........        --        --       --       --   2,680,000        3          718          (50)         (52)

 Net Loss......................        --        --       --       --          --       --           --       (1,437)          --
 Issuance of common stock in
  Note conversion..............        --        --       --       --     225,225       --           51           --           --

 Interest expense associated
  with bridge financing and
  convertible note.............        --        --       --       --          --       --          503           --           --
 Issuance of common stock
  through public offering......        --        --       --       --   2,300,000        2        7,386           --           --
 Issuance of common stock to
  financial advisor............        --        --       --       --      20,000       --           45           --           --

 Issuance of common stock
  in lieu of financing
  costs........................        --        --       --       --      47,500       --          190           --           --
                                   ------    ------   ------   ------   ---------   ------      -------   ----------    ----------

Balance at May 31, 1995........        --        --       --       --   5,272,725        5        8,893       (1,487)          52

 Net Loss......................        --        --       --       --          --       --           --       (4,820)          --
 Payment of stock
  subscription receivable......        --        --       --       --          --       --           --           --           52

 Issuance of Preferred Stock
  and  warrants in connection
  with Dial Acquisition, net...    15,000        --       --       --          --       --       15,961           --           --
 Exercise of warrants..........        --        --  130,930       --   1,074,691        1           11           --
                                   ------    ------  -------   ------   ---------   ------      -------   ----------    ----------

Balance at May 31, 1996........    15,000    $   --  130,930   $   --   6,347,416   $    6      $24,865      $(6,307)   $      --
                                   ======    ======  =======   ======   =========   ======      =======   ==========    ==========

          See Accompanying Notes to Consolidated Financial Statements

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED) (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Teletouch Communications, Inc. and its wholly-owned subsidiaries (together, "the Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

  USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH EQUIVALENTS: Cash equivalents are recorded at cost, which approximates market, and include investments in financial instruments having maturities of three months or less at the time of purchase.

  INVENTORIES: Inventories are carried at the lower of cost or market using the first-in, first-out method and consist of pagers held for sale and spare parts held for resale.

  PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is recorded at cost. Depreciation is computed using the straight-line method based on the following estimated useful lives:

         Pagers.............................      3 years
         Paging infrastructure..............   5-20 years
         Building and improvements..........  10-20 years
         Other equipment....................   5-10 years

  INTANGIBLE ASSETS: Goodwill is recorded at cost and amortized over 25 years using the straight-line method. Except for debt issue costs, other intangibles are recorded at cost and amortized over periods ranging from 5 to 25 years, computed on the straight-line-method. The Company defers costs incurred in obtaining debt and amortizes, as additional interest expense, these costs over the term of the related debt using the effective interest method. It is the Company's policy to account for intangible assets at the lower of amortized cost or estimated fair value. On an ongoing basis, management reviews the valuation and amortization of such assets with consideration toward recovery through future operating results at the current rate of amortization.

  REVENUE RECOGNITION: Revenue is recognized as services are provided or the product is delivered to customers. Billings to customers for services in advance of providing such services are deferred and recognized as revenue as services are provided. Deferred revenue will be recognized in the following year, generally within three months

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED) (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  INCOME TAXES: Deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse.

  Prior to July 1994 the Company was included in the consolidated federal income tax return of its parent, Rainbow Resources, Inc. In accordance with an informal arrangement with its former parent, the Company calculated its federal income tax liability on a stand-alone basis and recognized the liability for current income taxes as a payable to the consolidated group. Such amounts were repaid under the terms of amounts due to related parties. Thus, the Company did not make cash payments of federal income taxes directly to the Internal Revenue Service prior to August 1994.

  Subsequent to July 1994, the Company is no longer consolidated with Rainbow Resources, Inc. for federal income tax reporting purposes and began filing its own consolidated return. The Company made no cash payments for federal income taxes during the period August 1994 to May 31, 1996.

  EARNINGS (LOSS) PER SHARE: The computation of earnings (loss) per share is based upon the weighted average number of common shares outstanding during the period plus the dilutive effect of common shares contingently issuable, primarily from stock options, exercise of warrants and convertible notes. Common stock equivalents and other dilutive securities are excluded from the computation of weighted average shares outstanding in periods when an operating loss is reported as the effect is anti-dilutive.

  The computation reflects additional dilution, anti-dilution in periods of losses in fiscal years prior to the initial public offering of the Common Stock of the Company ("the IPO"), see Note H, related to common stock and warrants issued and stock options granted as though they were issued and outstanding during all periods presented. For these securities, dilution arises when the market price at the end of the period (assuming the use of the IPO price of $4 per share for all of fiscal 1994 and through December 29, 1994) is higher than the exercise or option price of such securities.

  SOURCES OF SUPPLY OF EQUIPMENT AND PAGERS: The Company does not manufacture any of the transmitting, computer equipment or pagers used in providing its paging services, but instead purchases such equipment and pagers from multiple sources. The Company anticipates that such equipment and pagers will continue to be available in the foreseeable future, subject to normal manufacturing and delivery lead times. Because of the high degree of compatibility among different models of transmitters, computers and other paging equipment manufactured by multiple suppliers, the Company is able to design its systems without depending upon any single source of equipment. The Company continuously evaluates new developments in paging technology in connection with the design and enhancement of its paging systems and the selection of products and services to be offered to its subscribers.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED) (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  The Company currently purchases substantially all of its pagers from Motorola, its transmitters from two competing sources and its paging terminals from Glenayre, a manufacturer of mobile communications equipment.

  CONCENTRATION OF CREDIT RISK: The Company provides paging services, primarily in non-metropolitan areas and communities in the southeast United States, to businesses and individual consumers in non-major metropolitan areas and evaluations of its customers to determine individual customer credit risks and has the ability to terminate services for nonpayment. Credit losses have been within management's expectations.

  FINANCIAL INSTRUMENTS: With the exception of its Junior Subordinated Notes, management believes that the carrying value of its financial instruments approximates fair value. It is not practicable to estimate the fair value of the Junior Subordinated Notes given their unique characteristics and the complexity involved in estimating their fair value.

  RECLASSIFICATION: Certain items in the 1995 and 1994 financial statements have been reclassified to conform with the 1996 presentation.

  NEW ACCOUNTING PRONOUNCEMENTS: In the first quarter of fiscal year 1997, the Company will adopt the FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". Adoption of this statement is not expected to have a material effect on the Company's financial statements.

  In October 1995, the FASB issued Statement No. 123, "Accounting for Stock Based Compensation" ("FASB 123") which establishes an alternative method of accounting for stock based compensation to the method set forth in Accounting Principles Board Opinion No. 25 ("APB 25"). FASB 123 encourages, but does not require, adoption of a fair valued based method of accounting for stock options and similar equity instruments granted to employees. The Company plans to continue to account for such grants under the provisions of APB 25.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED) (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE B - ACQUISITIONS

     In August 1995, the Company acquired substantially all of the non-cash assets and assumed selected liabilities of Dial-A-Page, Inc. ("Dial") for a cash purchase price of approximately $49.4 million (the "Dial Acquisition"). To complete the Dial Acquisition, and to provide additional working capital, the Company completed the private placement of $25 million of debt and equity securities with Continental Illinois Venture Corporation ("CIVC") and certain other parties both related and unrelated to CIVC (together with CIVC, the "CIVC Investors"), see Note E and Note H, and $35 million in additional senior financing from its' existing senior lender, FINOVA Capital Corporation ("FINOVA"), see Note E. The Company incurred financing costs and professional fees incident to the Dial Acquisition, and the related financings, of approximately $5.5 million. Of the total purchase price, for financial reporting purposes, approximately $14.2 million has been allocated to property, plant and equipment, $0.5 million to accounts receivable, $15.5 million to FCC license, $13.8 million to subscriber bases, $0.1 million to non-compete, $1.2 million to current liabilities, and $0.1 million to other current assets, with the remaining amount allocated to goodwill.

In December 1994, the Company acquired substantially all of the assets and liabilities of Beepers Plus of Jackson Partnership and the stock of Beepers Plus of Memphis, Inc., Beepers Plus of Nashville (collectively "Beepers Plus") for approximately $20.7 million. In addition, in December 1994, the Company acquired substantially all of the non-cash assets and assumed certain liabilities of Waco Communications, Inc. ("WACO") for approximately $2.9 million. The acquisitions of Beepers Plus and WACO were financed with the proceeds from the Company's IPO, see Note H below and a $19 million loan from FINOVA.

Each of the acquisitions was accounted for using the purchase method of accounting and the results of their operations are included in the statements of operations since the respective acquisition date.

The following unaudited pro forma summary financial information presents the results of operations of the Company as if the acquisitions and related financing had occurred at the beginning of each period presented. This summary may not be indicative of what would have occurred had the acquisitions been made as of these dates or of results which may occur in the future. The historical financial statements used to prepare the summary reflect the acquisitions from the effective date of the respective acquisition forward, using the purchase method of accounting, based on the estimated fair values of assets purchased and liabilities assumed.

                                                    YEARS ENDED
                                                       MAY 31,
                                                  -----------------
                                                    (Unaudited)
                                                   1996      1995
                                                  -------   -------
          Net revenue........................     $29,820   $25,360
                                                  =======   =======
          Operating income (loss)............     $  (316)  $   586
                                                  =======   =======
          Net loss...........................     $(5,177)  $(4,821)
                                                  =======   =======
          Loss per share.....................     $ (1.26)  $ (1.53)
                                                  =======   =======

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED) (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE C - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following :

                                                                       1996      1995
                                                                     --------  --------

  Land.............................................................  $   200   $   200
  Pagers, including pagers held for lease..........................    6,091     3,166
  Paging Infrastructure............................................   16,744     4,022
  Buildings and improvements.......................................      522       422
  Other equipment..................................................    1,899       873
                                                                     -------   -------
                                                                      25,456     8,683
 Accumulated depreciation..........................................   (5,258)   (2,064)
                                                                     -------   -------
                                                                     $20,198   $ 6,619
                                                                     ========  =======

NOTE D - GOODWILL, INTANGIBLES AND OTHER ASSETS

Goodwill, intangibles and other assets consist of the following :

                                                                       1996      1995
                                                                      ------    ------
  Goodwill.........................................................  $20,380   $11,985
  Subscriber bases.................................................   24,014    10,216
  FCC licenses.....................................................   15,600        84
  Deferred acquisition costs.......................................      998       841
  Non-compete agreements...........................................      300       200
  Debt issue costs.................................................    3,795       954
  Other............................................................      203        14
                                                                     -------   -------
                                                                      65,290    24,294
  Accumulated amortization.........................................   (8,210)   (1,830)
                                                                     -------   -------
                                                                     $57,080   $22,464
                                                                     =======   =======

NOTE E - LONG-TERM DEBT

Long-term debt consists of the following :

                                                                      1996      1995
                                                                     -------   -------
  Notes Payable....................................................  $50,700   $19,648
  Junior Subordinated Notes........................................    9,415        --
  Other............................................................       --       231
                                                                     -------   -------
                                                                      60,115    19,879
  Less current portion.............................................       --     2,114
                                                                     -------   -------
                                                                     $60,115   $17,765
                                                                     =======   =======

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED) (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


NOTE E - LONG-TERM DEBT (CONTINUED)

NOTES PAYABLE.     During fiscal year 1995, the Company entered into an
--------------
agreement with FINOVA that provided for borrowings of $19.95 million. In August 1995, in conjunction with the Dial Acquisition, the Company modified the terms and extended the existing agreement with FINOVA to provide for total borrowings of $55 million ("the FINOVA Loan"). The FINOVA Loan bears interest, at the Company's designation, at a floating rate of either the prime rate plus 2% or the London Interbank Offering Rate ("LIBOR") plus 4% and is secured by substantially all of the assets of the Company and its subsidiaries. At May 31, 1996 the weighted average interest rate payable on the FINOVA Loan was 9.315%. In conjunction with the FINOVA Loan, the Company entered into an interest rate protection agreement which protected the Company on a portion of the debt against future LIBOR rate increases above 8.875% to 7.625% over the term of the loan. Although the FINOVA Loan requires principal repayments beginning in April 1997, all of the notes payable have been classified as long-term as the Company repaid the FINOVA Loan in July 1996 with the proceeds from a new long-term financing arrangement.

In July 1996, the Company entered into an agreement with a group of lenders, led by Chase Manhattan Bank, to provide new loans in an amount not to exceed $95 million (the "Credit Facility"). As of August 2, 1996, $65.5 million of the Credit Facility had been funded and $30 million is available for future funding. The funding from the Credit Facility was used to repay the FINOVA Loan, and will provide the financing necessary to complete the acquisitions discussed in Note M, and to provide additional working capital. As a result of the repayment of the FINOVA Loan, the Company is required to pay a $1 million prepayment penalty to FINOVA. The prepayment penalty and the unamortized deferred loan costs associated with the FINOVA Loan of approximately $3.1 million will be recorded as an extraordinary expense item in the first quarter of fiscal year 1997. Direct costs incurred in connection with obtaining the Credit Facility of approximately $2.9 million will be deferred and amortized, using the effective interest rate method, over the term of the loan.

The Credit Facility bears interest, at the Company's designation, at a floating rate of either the prime rate plus 1% to 2% or LIBOR plus 2% to 3% depending on the leverage ratio of the Company and is secured by substantially all of the assets of the Company and its subsidiaries. Borrowings under the Credit Facility require that the principal be repaid in escalating quarterly installments beginning in February 1998 and ending in fiscal year 2004. The terms require that the Company obtain an interest rate protection agreement, within thirty days of closing, to protect at least 50% of the commitments against fluctuations in the three-month LIBOR rate for a period of at least three years. In addition, the terms require the maintenance of certain specified financial and operating covenants, provide for restrictions on capital expenditures and future acquisitions, prohibit any payments on the Junior Subordinated Notes discussed below or the payment of dividends.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED) (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE E - LONG-TERM DEBT (CONTINUED)

JUNIOR SUBORDINATED NOTES. In August 1995, in connection with the Dial
--------------------------
Acquisition, the Company borrowed $10 million of 14% Junior Subordinated Notes ("the Subordinated Notes") due in fiscal year 2003 from the CIVC Investors. The Subordinated Notes were initially recorded, for financial reporting purposes, at approximately $8 million. The terms of the Subordinated Notes require the maintenance of certain specified financial and operating covenants and provide for restrictions on capital expenditures and future acquisitions. Also see Note H below.

OTHER DEBT.  At May 31, 1995, the Company owed a consultant $220 related to work
-----------
provided in connection with certain acquisitions. This amount was paid in full in May 1996. The consultant became a director of the Company in May 1995.

MATURITIES  Maturities of debt outstanding at May 31, 1996, based on the terms
----------
of the Credit Facility are as follows: 1997 - $0; 1998 - $5,250; 1999 - $8,750;
2000 - $10,500; 2001 - $10,500; thereafter - $25,700.

INTEREST.  Cash paid for interest, including interest to related parties, during
---------
1996, 1995 and 1994 was approximately $4,239, $943, and $149, respectively.


NOTE F - INCOME TAXES

The liability method is used in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse.

The Company has a net operating loss carryforward of approximately $4.7 million which is available to reduce future taxable income and will expire beginning in 2010.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax liabilities and assets as of May 31, 1996 and 1995 follow:

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED) (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE F - INCOME TAXES (CONTINUED)

                                               1996    1995
                                              ------  ------

  Deferred income tax liabilities
     Depreciation and amortization methods..  $2,228  $3,069
     Other..................................     100     100
                                              ------  ------
  Total deferred income tax liabilities.....   2,328   3,169
  Deferred income tax assets:
     Allowance for doubtful accounts........     105     129
     Inventory reserve......................      19      19
     Net operating loss carryforward........   1,588     204
                                              ------  ------
  Total deferred income tax assets..........   1,712     352
                                              ------  ------
  Net deferred income tax liability.........  $  616  $2,817
                                              ======  ======

A reconciliation from the federal statutory income tax rate to the effective income tax rate for the years 1996, 1995, and 1994 follows:


                                                            1996     1995     1994
                                                          -------  -------  -------

Statutory income tax rate (benefit).....................  (34.0)%  (34.0)%  (34.0)%
Expenses not deductible for tax purposes, primarily
   amortization of intangible assets and nondeductible
   interest expense on convertible note (1995) and
   compensation for consulting services (1994)..........    2.3 %   15.5 %   17.9 %
Other...................................................    0.4 %    6.9 %    0.5 %
                                                          ------   ------   ------
Effective income tax rate (benefit).....................  (31.3)%  (11.6)%  (15.6)%
                                                          ======   ======   ======

NOTE G - COMMITMENTS AND CONTINGENCIES

The Company leases buildings, transmission towers and equipment under noncancelable operating leases. Rent expense was $1,501, $349, and $58 in 1996, 1995, and 1994, respectively. Future minimum rental commitments under noncancelable leases are as follows:

     1997..................   $  888
     1998..................      635
     1999..................      478
     2000..................      327
     2001..................      222
     2002 and thereafter...      428
                              ------
                              $2,978
                              ======

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED) (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE G - COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company is party to various legal proceedings arising in the ordinary course of business. The Company believes that there is no proceeding, either threatening or pending, against the Company that could result in a material adverse effect on the results of operations or financial condition of the Company.

NOTE H - STOCKHOLDERS' EQUITY

CAPITAL STRUCTURE.  In July 1994, the Teletouch Corporation's ("Predecessor's")
------------------
Articles of Incorporation were revised to modify the capital structure and to approve a 1,499-for-1 common stock split. Also in July 1994, the Predecessor formed a wholly-owned subsidiary, Teletouch Communications, Inc. ("the Company"). All assets and liabilities of the Predecessor were merged into the Company and each share of the outstanding common stock of the Predecessor was exchanged for one share of the Company common stock. All share and per share amounts have been retroactively restated to reflect the stock split of the Predecessor.

The Company's authorized capital structure allows for the issuance of 25,000,000 shares of common stock with a $0.001 par value and 5,000,000 shares of preferred stock with a $0.001 par value.

INITIAL PUBLIC OFFERING. On December 29, 1994, the Company consummated the
------------------------
initial public offering of its common stock and Redeemable Class A Common Stock Purchase Warrants ("Class A Warrants" and together "the IPO"). In the IPO, the Company issued 2,300,000 shares of common stock and 2,300,000 Class A Warrants (including the securities sold under the underwriters' over-allotment option, which closed in full on December 30, 1994), which were initially sold together at an initial public offering price of $4.10. Each Class A Warrant carries the right to purchase a share of common stock for $4.50 and may be redeemed by the Company at $0.10 per warrant if the closing bid price of the common stock has been at least $5.625 for 15 consecutive trading days. As of May 31, 1996, all 2,300,000 Class A Warrants remain outstanding. As part of the consideration to the Underwriters for their services in connection with the public offering described herein, the Company issued to the Underwriters, for nominal consideration, the Underwriters' Warrants to purchase an aggregate of 200,000 shares of Common Stock at an exercise price of $5.60 per share and warrants to purchase, at a price of $.10 per warrant, 200,000 warrants, each of which entitles the holder to purchase one share of Common Stock on the same terms and conditions as the Class A Warrants, except that the exercise price shall be $6.30 per share. The Underwriters' Warrants are non-redeemable by the Company. The Underwriters' Warrants are exercisable for a period of four years beginning December 29, 1995. The Company received net proceeds of approximately $7.4 million from the IPO.

In conjunction with the IPO, the Company converted $0.05 million of a note payable to a related party, see Note J below, into 225,225 shares of Common Stock on December 29, 1994.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED) (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE H - STOCKHOLDERS' EQUITY (CONTINUED)

DIAL ACQUISITION.  In connection with the Dial Acquisition, see Note B, the
-----------------
Company designated 15,000 shares of authorized preferred stock as "Series A 14% Cumulative Preferred Stock" and 617,189 shares as "Series B Preferred Stock". The CIVC Investors purchased 15,000 shares, with an initial liquidation value of $15 million, of the Series A 14% Cumulative Preferred Stock (the "Series A Preferred Stock") and the Subordinated Notes, see Note E. Dividends on the Series A Preferred Stock accrue at the rate of 14% per annum. Each share of Series A Preferred Stock will become convertible into common stock based on a stated formula after August 3, 2003. As of May 31, 1996, the conversion of Series A Preferred Stock would result in an estimated issuance of 4.3 million shares of common stock. The CIVC Investors also received warrants, exercisable at a nominal price, to purchase 5,065,951 shares of Teletouch common stock (the "Common Stock Purchase Warrants") and 617,189 shares of Series B Preferred Stock (the "Series B Preferred Stock Purchase Warrants"). Each share of Series B Preferred Stock will become convertible into six shares of Common Stock after two years or earlier upon the occurrence of an event of default as specified by the purchase agreement. CIVC will have the right, after two years, to require that its securities be registered for public sale.

During fiscal year 1996, the holders exercised an aggregate of 1,074,691 Common Stock Purchase Warrants and 130,930 Series B Preferred Stock Purchase Warrants. The Series A Preferred Stock and the Series B Preferred Stock are non-voting except as to the merger or consolidation with another entity or entities, or the sale of substantially all of the assets of the Company.

As discussed in Note E, the FINOVA Loan prohibited, and the Credit Facility prohibits, the payment of dividends on the Series A Preferred Stock. At May 31, 1996, approximately $1.8 million of dividends were in arrears.

OTHER.  The Company entered into a consulting arrangement in January 1994.  As a
------
result of the agreement, approximately $0.5 million was charged to expense in fiscal 1994. In addition, the arrangement provided for the issuance of common stock (430,000 shares) at a subscription price of $0.12 per share and a warrant to purchase common stock (400,000 shares) at $0.50 per share. (the "Consultant Warrant") The Consultant Warrant expires in January 2004. The estimated fair values in January 1994 assigned to the shares ($0.90 per share) and shares underlying the Consultant Warrant ($0.90 per share) to be issued in excess of the subscription or exercise price has been charged to expense with a corresponding increase in common stock and additional paid-in capital of $0.5 million. Additionally, a stock subscription receivable of $0.05 million was recorded for the shares issued in July 1994 and such amount was paid in full, subsequent to May 31, 1995.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED) (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE H - STOCKHOLDERS' EQUITY (CONTINUED)

The Company had a financial advisory agreement with its merger and acquisitions financial advisor related to services provided in connection with the acquisition of Waco Communications, Inc. and Beepers Plus (Memphis, Nashville and Jackson). This agreement provided for the payment of approximately $0.1 million and the issuance of 20,000 shares of the Company's common stock relating to the purchase of Waco Communications, Inc. A fee of approximately $0.2 million also was paid to the financial advisor upon the acquisition of Beepers Plus. In addition, the financial advisor was paid a loan fee of 2%, or $0.4 million. Based upon the terms of the financial advisory agreement, $0.5 million of the total amount payable to the financial advisor was paid at the closing of the acquisitions and the remaining $0.2 million was paid under the terms of an 8% promissory note in May 1996. The Company's merger and acquisitions financial advisor has previously provided valuation services to the Company relating to its common stock.

COMMON STOCK RESERVED.  Approximately 15.7 million shares of common stock are
----------------------
reserved for future issuance at May 31, 1996, as follows:

         Conversion of Series A Preferred Stock                   4,286
         Common Stock Purchase Warrants                           3,991
         Conversion of Series B Preferred Stock                   3,708
         Class A Warrants                                         2,300
         Underwriters' Warrants                                     400
         Consultant Warrant                                         400
         1994 Stock Option and Stock Appreciation Rights Plan       400
         Other option                                               175
                                                                 ------
                                                                 15,660
                                                                 ======

NOTE I - STOCK OPTIONS

The Company's 1994 Stock Option and Stock Appreciation Rights Plan (the "1994 Plan") was adopted in July 1994 by the Company, and provides for the granting of incentive and non-incentive stock options and stock appreciation rights to officers, directors, employees and consultants to purchase not more than an aggregate of 400,000 shares of Common Stock. The Company's Board of Directors administers the Plan and has authority to determine the optionees to whom awards will be made, the terms of vesting and forfeiture, amount of the awards and other terms. Under the terms of the Plan, the option price approved by the Board of Directors shall not be less than the fair market value of the common stock at date of grant. At May 31, 1996, there were 91,916 options were exercisable.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED) (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE I - STOCK OPTIONS (CONTINUED)

Stock option activity has been as follows:

                                              Number of   Exercise Price
                                                Shares      Per Share
                                              ----------  --------------
Options outstanding at May 31, 1994                  --               --
     Options granted to officers............    160,000    $        3.00
     Options granted to directors...........     20,000    $        4.50
                                                -------    -------------

Options outstanding at May 31, 1995.........    180,000    $3.00 - $4.50
     Options granted to officers............    120,000    $3.38 - $4.00
     Options granted to directors...........     20,000    $        3.50
     Options forfeited......................    (10,000)   $        3.00
                                                -------    -------------

  Options outstanding at May 31, 1996.......    310,000    $3.00 - $4.50
                                                =======    =============

Under the terms of a contractual agreement, the Company has granted options to acquire 75,000 shares of common stock, exercisable at a price of $6.00, to a company that provided investor and public relations services. In addition, options to acquire 100,000 shares of common stock, exercisable at a price of $5.04, were granted to an officer of that company.


NOTE J - RELATED PARTY TRANSACTIONS

During fiscal year 1995, the Company paid approximately $0.007 million to Rainbow Resources, Inc., primarily for prior federal income tax liabilities. In addition, the Company paid $0.5 million, issued 20,000 shares of common stock, and had a note payable at May 31, 1995 of $0.2 million to a financial advisor for services related to certain acquisitions. At the time the services were rendered the advisor was not a related party; however, in May 1995 the advisor became a director of the Company.

In conjunction with the IPO, the Company obtained $0.2 million in bridge financing from a related party with an option to convert a portion of the note into Common Stock. Based on the nature of bridge financing, the interest rates of 8% and 4%, may not be reflective of the effective market rate of interest when considering the conversion feature and terms. Accordingly, $0.5 million was charged to interest expense during fiscal year 1995, which takes into consideration the estimated fair value of the Company's common stock on the date the notes were issued. $0.15 million of the bridge financing was repaid and $0.05 million was converted into 225,225 shares of Common Stock on December 29, 1994.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED) (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE K - PENSION PLAN

Effective October 1995, the Company began sponsoring a defined contribution retirement plan covering substantially all of its employees. Employees who have completed one year of continuous service with the Company, or an acquired company, and are at least 21 years of age are eligible to participate. Eligible employees may contribute up to a maximum of 16% of their earnings. The Company pays the administrative fees of the plan and may choose to contribute; however, the Company is not obligated to make any contributions. No contributions were made in fiscal year 1996.

NOTE L - SALE OF OPERATIONS

In June 1994, the Company sold its telephone answering service operations to an unrelated party for $0.15 million and recognized a pre-tax gain of approximately $0.1 million. Revenues and operating expense associated with these operations for the year ending May 31, 1994 were approximately $0.3 million and $0.3 million, respectively. Revenues and operating expenses for the year ended May 31, 1995 were not material.

NOTE M  - SUBSEQUENT EVENTS

During the fourth quarter of fiscal year 1996, the Company executed definitive agreements to purchase the outstanding common stock of two paging companies and substantially all of the paging assets of five additional paging companies (collectively, "the Pending Acquisitions") for an aggregate purchase price of approximately $32.1 million. The Pending Acquisitions are expected to close during the first half of fiscal year 1997 and are subject to various conditions including due diligence, approval by the Board of Directors of the Company and FCC, Regulatory and other third-party approvals, including approval of CIVC. The purchase prices for the Pending Acquisitions are subject to adjustment based on actual financial performance. As of May 31, 1996, the Pending Acquisitions collectively had approximately 125,000 (unaudited) pagers in service and $4.7 million (unaudited) of total assets. For the year ended December 31, 1995, the Pending Acquisitions collectively had approximately $7.8 million (unaudited) of revenue and $3.1 million (unaudited) of operating income.

In April 1996 the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with a wholly owned subsidiary of ProNet, Inc. ("ProNet") that provided for the Company to be merged with and into ProNet. In July 1996, the Company and ProNet mutually agreed to terminate the transaction. The Company incurred approximately $0.6 million of costs during 1996 associated with this transaction which have been charged to general and administrative expense as incurred.

================================================================================

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

TABLE OF CONTENTS                                                    PAGE
                                                                     ----
PROSPECTUS SUMMARY                                                      3
RISK FACTORS                                                            5
THE COMPANY                                                            14
USE OF PROCEEDS                                                        15
CAPITALIZATION                                                         15
DIVIDEND POLICY                                                        16
MANAGEMENT'S DISCUSSION
   AND ANALYSIS                                                        16
BUSINESS                                                               27
MANAGEMENT                                                             35
EXECUTIVE COMPENSATION                                                 39
CERTAIN TRANSACTIONS                                                   42
PRINCIPAL STOCKHOLDERS                                                 45
SELLING SECURITYHOLDERS                                                48
MARKET FOR COMMON STOCK
  AND RELATED SHAREHOLDER
  MATTERS                                                              49
DESCRIPTION OF SECURITIES                                              50
PLAN OF DISTRIBUTION                                                   55
LEGAL MATTERS                                                          57
EXPERTS57
INDEX TO FINANCIAL STATEMENTS                                         F-1



                               430,000 SHARES OF
                                 COMMON STOCK

                          400,000 BENCHMARK WARRANTS

                        400,000 SHARES OF COMMON STOCK
                          ISSUABLE UPON EXERCISE OF
                              BENCHMARK WARRANTS


                                   TELETOUCH
                             COMMUNICATIONS, INC.




                              ______________

                                PROSPECTUS

                              ______________





                              _____________, 1996

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

     Article Seven of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE

Other Arrangements
------------------

     The Company maintains a "claims made" officers and directors liability insurance policy with coverage limits of $5,000,000 and a maximum $1000,000 deductible amount for each claim.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be incurred by the Company ($25,000 of which will be paid by the Selling Stockholders) in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:

SEC Registration Fee                                                $   893.25
Blue Sky Fees and Expenses                                            1,000.00
Printing and Engraving Expenses                                         500.00
Registrant's Counsel Fees and Expenses                               10,000.00
Accountant's Fees and Expenses                                       10,000.00
Miscellaneous Expenses                                                3,000.00
                                                                    ----------
Estimated Total                                                     $25,393.25
                                                                    ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     The Registrant has issued the following securities during the past three years:

     The Company was incorporated pursuant to the laws of the State of Delaware on July 19, 1994 at which time ten shares of its Common Stock were issued to Teletouch-Texas. Pursuant to a certain Agreement and Plan of Merger, dated as of July 27, 1994, during October 1994 Teletouch-Texas was merged with and into the Company, at which time the Company issued an aggregate of 2,680,000 shares to stockholders of Teletouch-Texas in exchange for their 2,680,000 shares of Teletouch-Texas.

     In August 1994, Teletouch-Texas issued 430,000 shares of its Common Stock and a warrant to purchase 400,000 shares of Common Stock at an exercise price of $0.50 per share, to Benchmark Equity Group, Inc., for an aggregate purchase price of $51,610.

     In August 1994 as part of a bridge financing, Teletouch-Texas issued to Benchmark an 8% Promissory Note in the principal amount of $150,000 and a 4% Convertible Note in the principal amount of $50,000, in consideration of a loan to Teletouch-Texas in the amount of $200,000.

     In August 1994, Teletouch-Texas agreed to issue 20,000 shares of Common Stock to MGCO, a merger and acquisitions advisor to the Company, in consideration of services to be performed by such firm in connection with the Waco Acquisition.

     The Company engaged Sovran Financial Corp. ("SFC"), an unaffiliated Florida-based company, to provide investor and public relations services for the Company subsequent to the IPO. In consideration for providing such services, SFC was entitled to receive a monthly retainer and an option to be issued to Richard Dwyer (the "Dwyer Option") to purchase 75,000 shares of Common Stock, exercisable at a price of $6.00 per share, exercisable 70 days after the consummation of the IPO and vesting as to 12,500 shares upon one month after issuance with the balance vesting ratably over the subsequent 11 months with any unvested portions of the Dwyer Option forfeited upon the termination of SFC's agreement with the Company. In addition, SFC was entitled under the agreement to receive options to purchase 100,000 shares of Common Stock for a period of five years if, during the term of the Agreement, the Company's total assets exceeded $45 million. Such option was to be exercisable commencing 90 days after the grant of the option at an exercise price of 120% of the fair market value (as defined in the agreement) of the Common Stock, or $5.04. In October 1995, the Company terminated its arrangement with SFC.

     On August 3, 1995, Teletouch completed a private placement of debt and equity securities with Continental Illinois Venture Corporation ("CIVC") an affiliate of Bank of America, under which CIVC, certain related parties and other parties (the "CIVC Investors") provided Teletouch with $25 million in financing in connection with the Dial Acquisition. In connection with the Dial Acquisition, the Company designated 15,000 shares of its authorized preferred stock as "Series A 14% Cumulative Preferred Stock" and 617,189 shares as "Series B Preferred Stock." The CIVC Investors purchased $15 million in initial liquidation value (or 15,000 shares) of Series A Preferred Stock and $10 million of 14% Junior Subordinated Notes due in 2003 (the "Subordinated Notes"). Dividends on the Series A Preferred Stock and interest on the Subordinated Notes will each accrue at the rate of 14% per annum. The following table sets forth the respective portions of the total $25,000,000 investment made by the CIVC Investors, and the securities issued to each:



         Investor               Total      Liquidation Value of     Principal Amount of        Warrants to           Warrants to
                             Investment     Series A Preferred         Subordinated          Purchase Common      Purchase Series B
                                                  Stock               Promissory Note             Stock            Preferred Stock
------------------------------------------------------------------------------------------------------------------------------------
CIVC                         $19,696,600             $11,818,000              $ 7,878,600             3,991,260              486,259
CIVC Partners I                2,188,400               1,313,000                  875,400               443,473               54,029
GM Holdings LLC                3,000,000               1,800,000                1,200,000               607,914               74,063
Other Investors                  115,000                  69,000                   46,000                23,304                2,838
                           ---------------------------------------------------------------------------------------------------------
Total                        $25,000,000             $15,000,000              $10,000,000             5,065,951              617,189

     Each share of Series A Preferred Stock has a liquidation value of $1,000. Each share of Series B Preferred Stock will become convertible into six shares of Common Stock after August 3, 1997, or earlier upon the occurrence of an event of default as specified in the Purchase Agreement. Each of the CIVC Investors except CIVC has granted to CIVC an irrevocable proxy to vote such shares of Common Stock underlying the Common Stock warrants acquired by each CIVC Investor. Pursuant to such arrangement, CIVC may be deemed to be the beneficial owner of all the shares of Common Stock underlying the 5,065,951 warrants issued in the CIVC transaction. Subsequent to August 3, 1995, 130,259 Warrants to Purchase Series B Preferred Stock and 1,074,691 Warrants to Purchase Common Stock have been exercised by the holders thereof, pursuant to which the Company issued 130,259 Series B Shares and 1,074,691 shares of Common Stock. The CIVC Investors will have the right, after August 3, 1997, to require that its securities be registered for public sale. CIVC has the right to designate up to three of seven members of Teletouch's Board of Directors (four of seven after August 3, 1997, or sooner in the event of a default under certain operating covenants). In respect of this right, on August 3, 1995 the Teletouch Board was enlarged to seven, and Marcus D. Wedner and Christopher J. Perry, Managing Directors of CIVC, were designated by CIVC to fill two of the three newly created Board seats. They were elected to the Teletouch Board immediately after the completion of the transactions. The Company had no relationship with CIVC prior to entering into such transactions and entered into such transactions following arms-length negotiations.

     In December 1994 in connection with certain debt financing, the Company issued 47,500 shares of Common Stock to FINOVA in lieu of $190,000 of the fee that would otherwise have been payable in cash at closing.

     The Company believes that the transactions set forth above were exempt from registration with the Commission pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. No broker-dealer or underwriter was involved in the foregoing transactions. All certificates representing the securities issued and currently outstanding by the Registrant herein have been or will be appropriately legended.

ITEM 27.  EXHIBITS.

(a) Exhibits.

    Exhibit
    Number            Title of Exhibit
    ------            ----------------

    1.2 /(3)/         Amendment dated April 24, 1995 to the Underwriting
                      Agreement dated December 21, 1994.

    2.1 /(4)/         Agreement and Plan of Merger dated July 27, 1994 between
                      Teletouch Corporation and Teletouch Communications, Inc.

    2.2(a) /(4)/      Asset Purchase Agreement dated as of July 20, 1994 between
                      Teletouch Corporation and Waco Communications, Inc.

    2.2(b) /(1)/      Amendment No. 1 dated as of December 27, 1994 to Asset
                      Purchase Agreement between Teletouch Corporation and Waco
                      Communications, Inc.

    2.3(a) /(4)/      Stock and Asset Purchase Agreement dated as of September
                      22, 1994 by and among Teletouch Corporation and Beepers
                      Plus of Jackson and the shareholders of Beepers Plus of Memphis, Inc. and Beepers Plus of Nashville, Inc.

    Exhibit
    Number             Title of Exhibit
    ------             ----------------

    2.3(b) /(4)/       Amendment No. 1 dated as of November 15, 1994 to Stock
                       and Asset Purchase Agreement by and among Teletouch
                       Corporation and Beepers Plus of Jackson and the shareholders of Beepers Plus of Memphis, Inc. and Beepers
                       Plus of Nashville, Inc.

    2.4(a) /(2)/       Asset Purchase Agreement dated February 16, 1995 between
                       Teletouch Communications, Inc. and Dial-A-Page, Inc., incorporated herein by reference from Exhibit 1 to the Company's Current Report on Form 8-K filed on February
                       21, 1995 (File No. 0-24992).

    2.4(b) /(3)/       First Amendment to Asset Purchase Agreement dated as of
                       March 24, 1995 between Teletouch Communications, Inc. and
                       Dial-A-Page, Inc.

    2.4(c) /(3)/       Second Amendment to Asset Purchase Agreement dated as of
                       August 2, 1995 between Teletouch Communications, Inc. and
                       Dial-A-Page, Inc.

    2.5(c) /(8)/       Stock Purchase Agreement by and among Teletouch
                       Communications, Inc. as Buyer and the Shareholders of Russell's Communication, Inc. (d/b/a Louisiana Paging &
                       Communications Co.) as Sellers dated May 13, 1996.

    2.6 /(8)/          Asset Purchase Agreement by and among Teletouch
                       Communications, Inc. as Buyer and Warren Communications,
                       Inc. as Sellers dated April 2, 1996.

    2.7 /(8)/          Asset Purchase Agreement by and among Teletouch
                       Communications, Inc. as Buyer and Dave Fant Company
                       (d/b/a Oklahoma Radio Systems) and David W. Fant as
                       Sellers dated April 11, 1996.

    2.8 /(8)/          Stock Purchase Agreement by and among Teletouch
                       Communications, Inc. as Buyer and the Shareholders of AACS Communications, Inc. as Sellers dated April 41,
                       1996.

    3.1 /(5)/          Certificate of Incorporation of Teletouch Communications,
                       Inc. and all Amendments to Certificate of Incorporation.

    3.2 /(3)/          Bylaws of Teletouch Communications, Inc., as amended July
                       31, 1995.

    3.3 /(3)/          Certificate of Designation, Preferences and Rights of
                       Class A and Class B Preferred Stock.

    Exhibit
    Number          Title of Exhibit
    ------          ----------------

    4.1 /(4)/       Specimen Common Stock Certificate.

    4.2 /(4)/       Form of Underwriter's Warrant.

    4.3 /(3)/       Form of Series A Preferred Stock Certificate.

    4.4 /(3)/       Form of Common Stock Purchase Warrant issued to Continental
                    Illinois Venture Corporation ("CIVC") et al. on August 3,
                                                          -- --
                    1995.

    4.5 /(3)/       Form of Series B Preferred Stock Purchase Warrant issued to
                    CIVC et al. on August 3, 1995.
                         -- --

    4.6 /(3)/       Form of 14% Junior Subordinated Note issued to CIVC et al.
                                                                        -- --
                    on August 3, 1995.

    4.7 /(7)/       Registration Rights Agreement Dated September 26, 1995 by
                    and among the Company, Michele Grimstad and John Maggart.

    5.1 /(9)/       Opinion of De Martino Finkelstein Rosen & Virga

    10.1 /(4)/ *    Employment Agreement between the Company and Robert McMurrey dated July 19, 1994.

    10.1(b) /(3)/*  Form of employment agreement between Robert McMurrey and
                    Teletouch Communications, Inc. dated August 1, 1995.

    10.2 /(4)/ *    Employment Agreement between the Company and David
                    Higginbotham dated July 19, 1994.

    10.2(b) /(3)/*  Form of employment agreement between David Higginbotham and
                    Teletouch Communications, Inc. dated August 1, 1995.

    10.3 /(4)/ *    1994 Stock Option and Appreciation Rights Plan.

    10.4 /(4)/      Form of 8% Promissory Note payable to Benchmark Equity
                    Group, Inc.

    10.5 /(4)/      Form of 4% Convertible Note payable to Benchmark Equity
                    Group, Inc.

    10.7 /(4)/      Consulting Agreement dated as of July 29, 1994 between
                    Teletouch Corporation and Benchmark Equity Group, Inc.

    Exhibit
    Number          Title of Exhibit
    ------          ----------------

    10.8 /(4)/      Common Stock Purchase Warrant dated August 8, 1994 issued to
                    Benchmark Equity Group, Inc.

    10.9 /(4)/      Registration Rights Agreement dated as of August 8, 1994
                    between Teletouch Corporation and Benchmark Equity Group,
                    Inc.

    10.10(a) /(4)/  Letter dated September 13, 1994 from Greyhound Financial
                    Corporation to the Company.

    10.10(b) /(1)/  Loan Agreement dated as of December 29, 1994 among the
                    Company, its subsidiaries and Greyhound Financial
                    Corporation.

    10.10(c) /(1)/  Stock Pledge Agreement dated as of December 29, 1994 between the Company and Greyhound Financial Corporation.

    10.10(d) /(1)/  Security Agreement dated as of December 29, 1994 between the
                    Company and Greyhound Financial Corporation.

    10.10(e) /(3)/  Amended and Restated Loan Agreement between Teletouch
                    Communications, Inc. et al. and FINOVA Capital Corporation
                                         -- ---
                    (formerly Greyhound Financial Corporation), dated as of August 3, 1995.

    10.10(f) /(3)/  Note, in principal amount of $55,000,000, made by Teletouch
                    Communications, Inc. et al. in favor of FINOVA Capital
                                         -- ---
                    Corporation (formerly Greyhound Financial Corporation), dated August 3, 1995.

    10.11 /(7)/     Credit Agreement dated as of July 24, 1996 between Teletouch
                    Corporation and The Chase Manhattan Bank, as administrative agent for the Lenders.

    10.12 /(4)/     Financial Advisory Agreement dated August 5, 1994 between
                    the Company and McFarland, Grossman & Company, as amended.

    10.13 /(3)/     Stockholders Agreement dated August 3, 1995 among Teletouch
                    Communications, Inc. and CIVC et al.
                                                  -- ---

    10.13(a) /(3)/  Subordinated Note, Preferred Stock and Warrant Purchase
                    Agreement dated as of June 15, 1995 between Teletouch Communications, Inc. and CIVC.

    Exhibit
    Number          Title of Exhibit
    ------          ----------------
    10.13(b) /(3)/  Amended and Restated Subordinated Note, Preferred Stock and
                    Warrant Purchase Agreement dated as of August 3, 1995 among
                    Teletouch Communications, Inc. and CIVC et al.
                                                            -- ---

    10.13(c) /(3)/  Form of Plan of Divestiture of CIVC, dated August 3, 1995.

    10.14 /(3)/     Registration Agreement dated August 3, 1995 among Teletouch
                    Communications, Inc. and CIVC et al.
                                                  -- ---

    10.15 /(1)/     Registration Rights Agreement dated as of December 29, 1994 between the Company and Greyhound Financial Corporation.

    10.16 /(3)/     Warrant Agreement dated August 3, 1995 among Teletouch
                    Communications, Inc. and CIVC.

    10.17 /(3)/     Consulting Agreement dated as of August 3, 1995 between
                    Teletouch Communications, Inc. and Michael E. Wilkins.

    10.18 /(3)/     Consulting Agreement dated as of August 3, 1995 between
                    Teletouch Communications, Inc. and James H. Johnson, Jr.

    10.19 /(3)/     Noncompetition Agreement dated as of August 3, 1995, among
                    Teletouch Communications, Inc., Mr. Wilkins and Mr. Johnson.

    10.20 /(8)/     Noncompetition Agreement by and between Teletouch
                    Communications, Inc. and the former Shareholders of Russell's Communication, Inc. (d/b/a Louisiana Paging &
                    Communications Co.)

    10.21 /(8)/     Noncompetition Agreement by and between Teletouch
                    Communications, Inc. and the former Shareholders of Warren
                    Communication, Inc.

    10.22 /(8)/     Noncompetition Agreement by and between Teletouch
                    Communications, Inc., Dave Fant Company and David W. Fant, the sole shareholder of Dave Fant Company.

    10.23 /(8)/     Noncompetition Agreement by and between Teletouch
                    Communications, Inc. and the former shareholders of AACS
                    Communications, Inc.

    10.24 /(3)/     Lease Agreement dated August 3, 1995 between Teletouch
                    Communications, Inc. and Antenna Site Management, Inc.

    Exhibit
    Number        Title of Exhibit
    ------        ----------------

    10.25 /(3)/   Teletouch Amendment to Security Agreement (dated December 29,
                  1994), between Teletouch Communications, Inc. and FINOVA
                  Capital Corporation, dated August 3, 1995.

    10.26 /(3)/   Dial-A-Page Collateral Assignment of Leases, between Teletouch
                  Communications, Inc. and FINOVA Capital Corporation, dated
                  August 3, 1995.

    10.27 /(3)/   Aircraft Mortgage and Security Agreement, between Pager
                  Airlines, Inc. and FINOVA Capital Corporation, dated August 3,
                  1995.

    10.28 /(3)/   Guaranty, made by Pager Airlines, Inc. for the benefit of
                  FINOVA Capital Corporation, dated August 3, 1995.

    10.29 /(3)/   Security Agreement, between Pager Airlines, Inc. and FINOVA
                  Capital Corporation, dated August 3, 1995.

    10.30 /(3)/   Stock Pledge Agreement, between Teletouch Communications, Inc.
                  and FINOVA Capital Corporation, dated August 3, 1995.

    11 /(7)(8)/   Statement re Computation of Per Share Earnings (Loss).

    21 /(7)/      Subsidiaries of the Company.

    23.1 /(9)/    Consent of De Martino Finkelstein Rosen & Virga, included in the Opinion of Counsel filed as Exhibit 5.1, filed herewith.

    23.2 /(9)/    Consents of Ernst & Young LLP, filed herewith.
  ____________________
*      Denotes a management contract or compensatory plan or arrangement.
(1) Incorporated herein by reference to the Company's Current Report on Form 8-K filed on January 10, 1995 (File No. 0-24992).
(2) Incorporated herein by reference to the Company's Current Report on Form 8-K filed on February 21, 1995 (File No. 0-24992).
(3) Incorporated herein by reference to the Company's Current Report on Form 8-K filed on August 18, 1995 (File No. 0-24992).
(4) Incorporated herein by reference to the Company's Registration Statement on Form SB-2 (File No. 33-82912).
(5) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended May 31, 1995 (File No. 0-24992).
(6) Incorporated herein by reference to the Company's Current Report on Form 8-K filed on October 2, 1995 (File No. 0-24992).
(7) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended May 31, 1996 (File No. 0-24992).

(8) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1996 (File No. 0-24992).
(9)    Filed herewith.

(b)  Financial Statement Schedules.

       Financial statement schedules are not submitted because they are not applicable or not required or because the required information is included in the financial statements or notes thereto included elsewhere herein.


ITEM 28.  UNDERTAKINGS

(a)  Rule 415 Offering.
     -----------------

     The undersigned Registrant will:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the Securities offered, and the offering of the Securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the Securities that remain unsold at the end of the offering.

(e)  Indemnification.
     ---------------

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 22 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the

Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)  Rule 430A.
     ---------

     The undersigned Registrant will:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the Securities offered in the Registration Statement, and that offering of the Securities at that time as the initial bona fide offering of those Securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on November 1, 1996.

                              TELETOUCH COMMUNICATIONS, INC.


                         By:  /s/ Robert M. McMurrey
                              ----------------------
                              Robert M. McMurrey, Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature                            Title                                  Date
---------                            -----                                  ----
/s Robert M. McMurrey               Chairman and Chief Executive            November 4, 1996
---------------------------------
Robert M. McMurrey                  Officer


/s G. David Higginbotham            President, Chief Operating              November 4, 1996
---------------------------------
G. David Higginbotham               Officer and Director


/s Michael Rosen                    Executive Vice President,               November 4, 1996
---------------------------------
Michael Rosen                       Chief Financial Officer and
                                    Assistant Secretary


/s Charles C. Green III             Director                                November 4, 1996
---------------------------------
Charles C. Green III


/s Clifford E. McFarland            Director                                November 4, 1996
---------------------------------
Clifford E. McFarland


/s Marcus D. Wedner                 Director                                November 4, 1996
---------------------------------
Marcus D. Wedner


/s Christopher J. Perry            Director                                 November 4, 1996
---------------------------------
Christopher J. Perry